Exhibit 2.16

Execution Version

GRIFOLS, S.A.

€1,300,000,000 7.125% SENIOR SECURED NOTES DUE 2030

INDENTURE

Dated as of December 19, 2024

BNY Mellon Corporate Trustee Services Limited,

as Trustee

The Bank of New York Mellon, London Branch, as Notes Collateral Agent

The Bank of New York Mellon SA/NV, Dublin Branch, as Registrar

This Indenture dated as of December 19, 2024, is by and among Grifols, S.A. (the “Issuer”), a company organized under the laws of Spain, the Guarantors party hereto, BNY Mellon Corporate Trustee Services Limited, a limited company organized under the laws of England and Wales, as trustee (the “Trustee”), The Bank of New York Mellon, London Branch, a limited company organized under the laws of England and Wales, as security agent (the “Notes Collateral Agent”) and The Bank of New York Mellon SA/NV, Dublin Branch, a credit institution organized and existing under the laws of Belgium, acting through its Dublin branch, as Registrar.

The Issuer has duly authorized the creation of an issue of €1,300,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2030 issued on the date hereof and any Additional Notes (as defined below) issued from time to time after the date hereof, and to provide therefor the Issuer has duly authorized the execution and delivery of this Indenture.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the €1,300,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2030.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY

REFERENCE

Section 1.01.Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“2025 Secured Notes” means the Issuer’s €905,000,000 aggregate principal amount of 1.625% Senior Secured Notes due 2025.

“2030 Notes Issue Date” means April 30, 2024.

“Acquired Debt” means, with respect to any specified Person:

(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any Notes (other than Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, as determined by the Issuer, with respect to any Note on any redemption date, the greater of:

(1)4.0% of the principal amount of such Note; and

(2)the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note, as applicable, at May 1, 2026 (such redemption price being set forth in the table appearing in Section 3.07), plus (ii) all required interest payments due on such Note through May 1, 2026 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate at the Bund Rate (or, if greater than such Bund Rate, zero), in each case as of such redemption date plus fifty (50) basis points, over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for Book-Entry Interests in any Global Note, the rules and procedures of Euroclear and/or Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole or the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.18 and/or Section 5.01 and not by Section 4.12.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $100.0 million;

(2)a transfer of assets or rights between or among the Issuer and its Restricted Subsidiaries or between or among the Restricted Subsidiaries;

(3)the sale, lease, conveyance or other disposition of equipment, inventory (including, but not limited to, raw materials, work-in-progress and finished goods), or other assets or rights in the ordinary course of business, or if excess, obsolete, damaged, worn-out, scrap or surplus or no longer used or useful in the conduct of business as then being conducted;

(4)a Restricted Payment that is permitted by Section 4.10, or a Permitted Investment;

(5)the sale, lease, conveyance or other disposition of property or assets acquired within the twelve month period prior to such sale, lease, conveyance or disposition in preparation for a sale and leaseback transaction relating to such property or assets;

(6)an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary;

(7)the sale or other disposition of cash or Cash Equivalents;

(8)the license or sub-license of, or other arrangements involving the grant of rights in or to, patents, trademarks, copyrights, know how, process technology or other intellectual property to third Persons by the Issuer or a Restricted Subsidiary;

(9)the granting or assumption of a Lien permitted by Section 4.11, including a Permitted Lien;

(10)any sale or disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(11)the sale or disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(12)Project Dispositions;

(13)the sale or disposition of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Issuer or any Restricted Subsidiary;

(14)the unwinding of Hedging Obligations;

(15)the disposition of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture parties set forth in joint venture agreements or similar binding agreements; provided that such disposition is at fair market value (as determined in good faith by the Issuer’s Board of Directors) and any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.12; and

(16)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS.

“Bail-in Legislation” means in relation to a member state of the European Economic Area or the United Kingdom which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers (as defined in the EU Bail-in Legislation Schedule), in relation to the relevant Bail-in Legislation.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Biomat” means Biomat USA, Inc., a Delaware corporation.

“Biomat Class B Equity Interests” means the Class B Common Stock issued by each of Biomat and Biomat Newco on December 1, 2021.

“Biomat Holdco” means Biomat Holdco Corp., a Delaware corporation that owns 88.6% of the Equity Interests in Biomat Newco.

“Biomat Newco” means Biomat Newco Corp., a Delaware corporation that owns 87.5% of the Equity Interests in Biomat.

“Board of Directors” means:

(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2)with respect to a partnership, the board of directors of the general partner of the partnership;

(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Brookfield” means any one or more funds, limited partnerships, other similar vehicles or accounts and/or other entities owned, managed, controlled and/or advised (directly or indirectly) by Brookfield Business Partners L.P. or any of its or their Affiliates, Related Funds or direct or indirect Subsidiaries and/or any of their respective successors (but excluding, in each case, any operating portfolio company).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability, if any, in respect of which the relevant Write-Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“BRRD Party” means The Bank New York Mellon SA/NV, Dublin Branch solely and exclusively in its role as Registrar under this Indenture. For the avoidance of doubt, BNY Mellon Corporate Trustee Services Limited as Trustee and any other capacity under this Indenture is not a BRRD Party under this Indenture.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to May 1, 2026, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to May 1, 2026; provided, however, that, if the period from such redemption date to May 1, 2026 is less than one year, a fixed maturity of one year shall be used;

(2)“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4)“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt am Main, Germany time on the third Business Day preceding the relevant date.

“Business Day” means any day other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of London are authorized or required by law, regulation or executive order to close and, (ii) in the event that any payment by the Issuer of the principal of, and premium, if any, and interest on, the Notes is to be made in Euro, on which the real time gross settlement system operated by the Eurosystem (T2), or any successor system, is open for the settlement of payments in Euro.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with IFRS (or GAAP to the extent required by applicable law) and the amount of such obligations shall be the capitalized amount thereof required to be set forth on a balance sheet of such Person in accordance with IFRS (or GAAP to the extent required by applicable law).

“Capital Stock” means:

(1)in the case of a corporation, any and all shares, including common stock and preferred stock;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)direct obligations (or certificates representing an interest in such obligations) issued, or unconditionally guaranteed by, the government of a member state of the European Union, the United Kingdom, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union, the United Kingdom or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the option of the Issuer or any of its Restricted Subsidiaries;

(2)overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union, the United Kingdom or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $400.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized Rating Agency;

(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(5)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the property and assets of the Issuer and the Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than to the Issuer or one or more Guarantors;

(2)the adoption of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of this Indenture); or

(3)(a) any Person or Group (other than a Permitted Holder Group) shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the Issuer’s issued and outstanding Capital Stock or (b) the Permitted Holder Group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the Issuer’s issued and outstanding Capital Stock.

“Clearstream” means Clearstream Banking, société anonyme, or any successor thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties subject to Liens created by the Security Documents.

“Common Depositary” means The Bank of New York Mellon, London Branch, or another person appointed to act as a depositary common to Euroclear and Clearstream with respect to the Notes.

“Consolidated Cash Flow” means (a) Consolidated Net Income of the Issuer and the Restricted Subsidiaries, plus, to the extent deducted in determining Consolidated Net Income of the Issuer and the Restricted Subsidiaries the sum, without duplication, of amounts for (i) all financial results including interest expense, amortization or write-off of debt discount, other deferred financing costs, other fees and charges associated with Indebtedness, (ii) any losses on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iii) any foreign currency translation, transaction or exchange losses (including currency remeasurements of Indebtedness and any losses resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk), (iv) any loss of any equity-accounted investee in which the Issuer or any of the Restricted Subsidiaries has a joint or minority interest, (v) expenses for taxes based on income or gain, (vi) depreciation, (vii) amortization, write-offs, write-downs, and other non-cash charges, losses and expenses, (viii) impairment of intangibles, including, without limitation, goodwill, (ix) non-recurring items (as determined in accordance with IFRS) realized other than in the ordinary course of business, without duplication, resulting in a loss, (x)  fees and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment, Asset Sale, or incurrence of Indebtedness, in each case, whether or not consummated, (xi) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses, (xii)  legal, accounting, consulting, and other costs and expenses relating to the Issuer’s potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock and (xiii) the amount of cost savings, adjustments, operating expense reductions, operating improvements and synergies, in each case on a “run rate” basis and in connection with acquisitions, investments, restructurings, business optimization projects and other operational changes and initiatives (“Run Rate Amounts”) that are identifiable and projected in good faith to result from actions that have been or are expected to be taken within twelve (12) months of such date of determination; provided, that (x) the Trustee shall have received a reasonably detailed statement or schedule of such Run Rate Amounts, (y) such amounts are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (z) the benefits resulting therefrom are anticipated by the Issuer to be realized within twelve (12) months of the end of such date on which Consolidated Cash Flow is tested; provided further, that for any such period, the amount added back in calculating Consolidated Cash Flow pursuant to this clause (xiii) shall not, in the aggregate, exceed 10% of Consolidated Cash Flow for such period (determined prior to giving effect to such add-backs), minus (b) to the extent included in consolidated income from operations, (i) interest income, (ii) non-recurring gains (as determined in accordance with IFRS) realized other than in the ordinary course of business, (iii) income or gains on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iv)  foreign currency translation, transaction or exchange gains (including currency remeasurements of Indebtedness and any gains resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk) and (v) any income of any equity-accounted investee in which the Issuer or any of the Restricted Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary by such Person during such period, all calculated without duplication for the Issuer and the Restricted Subsidiaries on a consolidated basis.

For purposes of the maximum Leverage Ratio, Secured Leverage Ratio and the Fixed Charge Coverage Ratio, Consolidated Cash Flow shall be calculated giving Pro Forma Effect to material acquisitions and disposals, such that Consolidated Cash Flow would be adjusted to (a) include net income before net interest expense, taxes, depreciation and amortization attributable to the acquired entity (or assets) prior to its becoming a Restricted Subsidiary of the

Issuer during the relevant period, and (b) exclude net income before net interest expense, taxes, depreciation and amortization attributable to the disposed of entity (or assets) prior to its being disposed of by the Group during the relevant period.

“Consolidated Net Income” means, for any period (subject to the proviso to the definition of “Limited Condition Acquisition”), the total net income (or loss) attributable to the Issuer and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS (before any adjustment for profit and loss attributable to minority interests and capitalized interest) minus any after tax non-cash gains (or losses) attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Net Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all funded Indebtedness (including Guarantees) of the Issuer and the Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS (exclusive of (i) any Contingent Liability in respect of any letter of credit and (ii) obligations in respect of derivative transactions that have not been terminated) minus the amount of unrestricted cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Net Total Debt minus unsecured Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection). The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the Indebtedness guaranteed thereby.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the First Lien Credit Facilities) or commercial paper facilities or indentures, in each case with banks or other institutional lenders providing for, or acting as initial purchasers of, revolving credit loans, term loans, notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by Section 4.09.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“EEA Financial Institution” means any institutional member of the European Union banking union.

“Effective Yield” means, as of the date of determination, the effective yield applicable to any Indebtedness, taking into account all fees (including upfront or similar fees), interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees customary in connection with syndicated financings that are not shared with all lenders or holders of the relevant Indebtedness.

“EIB” means the European Investment Bank.

“EIB Documents” has the meaning assigned to it in the Pari Passu Intercreditor Agreement.

“EIB Obligations” means Obligations of each borrower and guarantor under the EIB Documents.

“EIB Term Loans” means Indebtedness of the Issuer and its Restricted Subsidiaries owed to the EIB.

“Equity Interests” means Capital Stock and all warrants, options, restricted stock units, performance units or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at www.lma.eu.com.

“Euroclear” means Euroclear Bank, S.A./N.V. and any successor thereto.

“European Union” means the economic and political union whose members comprise, as of the date of this Indenture, Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (x) any law, rule or regulation applicable to such Grantor, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall be included (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above; provided further that the exclusions referred to in this clause (i) shall not include any proceeds of any such lease, license, contract or agreement; (ii) any of the outstanding capital stock of an Immaterial Subsidiary, Securitization Subsidiary or Unrestricted Subsidiary; (iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to

Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (iv) any deposit account or securities account of a Grantor to the extent exclusively used for payroll, taxes, employee benefits or other similar fiduciary purposes; (v) margin stock; (vi) Equity Interests in Grifols Diagnostic Solutions Inc.; (vii) leasehold interests in real property; and (viii) any specifically identified asset with respect to which the collateral agent under the First Lien Credit Facilities has determined in consultation with Grifols Worldwide Operations Limited that the burden or cost of providing a Lien in such asset is excessive in view of the benefit to be obtained by the Notes Collateral Agent and lenders.

“Excluded Contribution” means net cash proceeds or property or assets received by the Issuer after the Issue Date from (1) capital contributions to the equity of the Issuer (other than through the issuance of Disqualified Stock), and (2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Issuer delivered to the Trustee.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (without duplication) in existence on the Issue Date (other than Indebtedness in respect of the Notes, the First Lien Credit Facilities, the EIB Term Loans, the Secured Notes, the Unsecured Notes and the Biomat Class B Equity Interests), until such amounts are repaid.

“First Lien Credit Facilities” means that certain credit and guaranty agreement of the Issuer and certain of its Subsidiaries with Bank of America, N.A., as administrative agent, and the other parties thereto, dated November 15, 2019, including any related notes, Guarantees, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities) in whole or in part under such agreement or agreements or any successor agreement or agreements from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving Pro Forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom (including use on the Calculation Date) as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

(2)the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)any interest actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or one of its Restricted Subsidiaries and (ii) dividends on any series of preferred stock of such Person or any of its Restricted Subsidiaries (to the extent held by Persons other than the Issuer or a Subsidiary of the Issuer) where such dividends are also payable pro rata on common stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with IFRS.

“GAAP” means generally accepted accounting principles in the United States or Spain, as applicable, which are in effect from time to time.

“GDS” means Grifols Diagnostic Solutions Inc., a Delaware corporation.

“GDS Contributed Equity” means the following Equity Interests of GDS owned by the Issuer: 40.0% of the issued and outstanding GDS Voting Equity Interests and 50.0% of the issued and outstanding GDS Non-Voting Equity Interests.

“GDS Equity Interest Contribution” means the contribution by the Issuer to Shanghai RAAS of the GDS Contributed Equity.

“GDS Non-Voting Equity Interests” means the Series B Common Stock in GDS, par value $0.0001 per share.

“GDS Retained Equity” means the following Equity Interests of GDS owned by the Issuer on the Issue Date: 60.0% of the issued and outstanding GDS Voting Equity Interests and 50.0% of the issued and outstanding GDS Non-Voting Equity Interests that are not to be contributed to Shanghai RAAS in connection with the Shanghai RAAS Transactions.

“GDS Voting Equity Interests” means the Series A Common Stock in GDS, par value $0.0001 per share.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Government Securities” means securities that are:

(1)direct obligations (or certificates representing an interest in such obligations) of the government of a member state of the European Union, the United Kingdom, the United States of America or Switzerland for the timely payment of which its full faith and credit is pledged; or

(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government of such member state of the European Union, the United Kingdom, the United States of America or Switzerland and the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the government of a member state of the European Union, the United Kingdom, the United States of America or Switzerland, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Grantor” means each of Grifols, S.A., Grifols Worldwide Operations Limited, Grifols Worldwide Operations USA Inc., Grifols Biologicals LLC, Grifols Shared Services North America Inc., Grifols Therapeutics LLC, Grifols USA, LLC, Grifols International S.A., Instituto Grifols, S.A. and Grifols Biotest Holdings GmbH.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means each Person that Guarantees the Notes in accordance with this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which Holder shall initially be The Bank of New York Depository (Nominees) Limited, the nominee of the Common Depositary for Euroclear and Clearstream.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the 2030 Notes Issue Date. At any time on or after the Issue Date, the Issuer may elect to establish that IFRS shall mean IFRS as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable.

If there occurs a change in IFRS and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”) then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (other than, in any event, GDS) that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness (excluding accrued expenses or trade payables), of such Person, whether or not contingent:

(1)in respect of borrowed money;

(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)in respect of banker’s acceptances;

(4)representing Capital Lease Obligations;

(5)representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6)representing the net amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be (without duplication):

(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)the fair market value of such assets that are subject to such Lien at the date of determination; and

(b)the amount of the Indebtedness of the other Person secured by such assets.

(4)the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Notes” means €1,300,000,000 principal amount of 7.125% Senior Secured Notes issued under this Indenture on the Issue Date.

“Intellectual Property Security Agreements” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or BBB- (or the equivalent with respect to Fitch), or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS (or GAAP to the extent required by applicable law) (it being understood that capital expenditures shall not be deemed to be “Investments”). If the Issuer or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.10. The acquisition by the Issuer or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.10. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment was made and without giving effect to subsequent changes in value.

“Issue Date” means December 19, 2024.

“Junior Lien Priority” means, relative to specified Indebtedness, having a Lien on the specified Collateral that is junior in priority to the Liens on such Collateral securing the Obligations under such specified Indebtedness and is subject to an intercreditor agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Net Total Debt as of such day to (b) Consolidated Cash Flow of the Issuer and the Restricted Subsidiaries on a consolidated basis for the four-fiscal quarter period ending on such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Material Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including:

(1)all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, including copyright registrations and applications for copyright registrations, including all renewals and extensions thereof (collectively, “Copyrights”);

(2)all patents and patent applications, including the inventions and improvements described and claimed therein and the right to make, use, import, and/or sell the inventions described or claimed therein, and including the reissues, divisionals, continuations, reexaminations, extensions and continuations-in-part thereof (collectively, “Patents”);

(3)all trade names, corporate names, company names, business names, domain names, trademarks and service marks, logos, other source identifiers, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all goodwill associated therewith (collectively, “Trademarks”);

(4)all trade secrets and all other confidential or proprietary information and know-how, including customer lists, processes of production, confidential business information, techniques, processes, formulas, test methods, software, source code and object code, whether or not such information has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such information, and the right to sue for past, present and future misappropriation or other violation of any of the foregoing;

(5)all agreements providing for the granting of any right in or to Copyrights, Patents, or Trademarks (whether such Issuer or Restricted Subsidiary is licensee or licensor thereunder); and

(6)all causes of action, claims and warranties now or hereafter owned or acquired by any Issuer or Restricted Subsidiary in respect of any of the items listed above, including all rights to recover for past, present or future infringements, dilution, misappropriation, or other violation or impairment thereof and all other rights whatsoever accruing thereunder or pertaining thereto and all income, royalties, license fees damages and payments now or hereafter due and/or payable under or with respect thereto, which, individually or in aggregate, is material in the context of the business of the Issuer and the Restricted Subsidiaries and/or which is required by the Issuer and the Restricted Subsidiaries in order to carry on their business as it is being conducted.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary (other than, in any event, GDS) that has earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Cash Flow”) representing 10.0% or more of the Consolidated Cash Flow.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs directly attributable to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS (or GAAP to the extent required by applicable law) (unless such reserve is not used) against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations (whether fixed or contingent) associated with such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)as to which neither the Issuer nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a Guarantor or otherwise;

(2)no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of the Restricted Subsidiaries.

“Non-U.S. Person” means a Person that is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes, as applicable.

“Notes Collateral Agent” means the Person named as the “Notes Collateral Agent” in the first paragraph of this instrument until a successor Notes Collateral Agent shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Notes Collateral Agent” shall mean such successor Notes Collateral Agent.

“Notes Documents” means the Notes, the Guarantees, the Security Documents, the Pari Passu Intercreditor Agreement and this Indenture.

“Notes Obligations” means any Indebtedness or other Obligations under this Indenture.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders and each of their respective successors and assigns and their permitted transferees and endorsees.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, or any other officer authorized by actions of the Board of Directors of the Issuer, or, in the case of the Issuer, any duly elected director (including any alternate director) or other person authorized by actions of the Board of Directors of the Issuer.

“Officer’s Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by an Officer of the Issuer and delivered to the Trustee. The Officer signing an Officer’s Certificate given pursuant to Section 4.04 shall be the principal executive officer, principal financial officer or the principal accounting officer of the Issuer.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Issuer.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations (including Hedging Obligations) having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that an authorized representative of the Holders of such Indebtedness shall have executed a joinder to the Pari Passu Intercreditor Agreement.

“Pari Passu Indebtedness” means any Indebtedness permitted to be incurred under this Indenture which has Pari Passu Lien Priority with the Notes.

“Pari Passu Intercreditor Agreement” means the pari passu intercreditor agreement, dated originally as of November 15, 2019, among the Issuer, the other grantors party thereto, the Notes Collateral Agent and the Senior Credit Facilities Collateral Agent, as amended and restated from time to time.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and the holders of which are subject to the Pari Passu Intercreditor Agreement.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Patent Security Agreement” means the Patent Security Agreement, dated as of December 19, 2024, between the U.S. Grantors and the Notes Collateral Agent.

“Pension Plan” means any employee benefit plan, other than a multiemployer plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 or Section 303 of ERISA.

“Permitted Business” means healthcare products and services (including the lines of business conducted by the Issuer and the Restricted Subsidiaries on the date of this Indenture) and any businesses ancillary, complementary or reasonably related thereto.

“Permitted Holder Group” means (i) any group comprised solely of the Grifols family, holding directly or indirectly (the “Existing Holders”), or (ii) a person or group of related persons for purposes of Section 13(d) of the Exchange Act that includes the Existing Holders where the Existing Holders control (whether through exercise of voting rights, by contract or otherwise) the Issuer.

“Permitted Investment” means:

(1)any Investment in the Issuer or in a Restricted Subsidiary;

(2)any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(3)loans and advances to employees, officers, consultants and directors of the Issuer or a Restricted Subsidiary in the ordinary course of business for bona fide business purposes not in excess of $30.0 million at any one time outstanding;

(4)any Investment by the Issuer or a Restricted Subsidiary in a Person, if as a result of such Investment:

(a)such Person becomes a Restricted Subsidiary; or

(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(5)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12;

(6)any acquisition of assets or Capital Stock solely in exchange for the issuance of the Issuer’s Equity Interests (other than Disqualified Stock);

(7)any Investments received (A) in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or other reorganization of any trade creditor or customer or (B) in resolution of litigation, arbitration or other disputes or (C) as a result of foreclosure, perfection or enforcement of any Lien;

(8)Hedging Obligations;

(9)any Investments in one or more Permitted Joint Ventures or Unrestricted Subsidiaries, in each case so long as the Leverage Ratio, at the time of each such Investment, after giving pro forma effect to such Investment, would not be greater than 4.00 to 1.00 plus an additional amount not to exceed $500.0 million (“Additional JV Investment Basket”), with respect to which the amount of such Investment shall be reduced by any amounts received in cash in respect of the sale, transfer or other disposition of Investments in Permitted Joint Ventures made pursuant to this Additional JV Investment Basket; provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the time of such Investment and such Person becomes a Restricted Subsidiary after such time, such Investment shall, at the time such Person becomes a Restricted Subsidiary, be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11)repurchases Pari Passu Indebtedness;

(12)notes, chattel paper and accounts receivable owing to the Issuer or the Restricted Subsidiaries created or acquired in the ordinary course of business (including concessionary trade terms the Issuer deems reasonable under the circumstances);

(13)Investments in existence or made pursuant to legally binding written commitments in existence on the 2030 Notes Issue Date, and any extension, modification, replacement, refunding, refinancing or renewal thereof in whole or in part;

(14)Guarantees of Indebtedness issued in accordance with the covenant described in Section 4.09 and performance or completion Guarantees in the ordinary course of business;

(15)Investments of a Restricted Subsidiary acquired after the 2030 Notes Issue Date, or of an entity acquired by, merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Article 5 of this Indenture after the 2030 Notes Issue Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16)Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, including pre-payments therefor;

(17)deposits, prepayments and other credits to suppliers in the ordinary course of business consistent with past practice;

(18)Investments representing amounts held for employees of the Issuer and the Restricted Subsidiaries under deferred compensation plans; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by the Issuer or the Restricted Subsidiaries under such plan;

(19)Investments consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons in the ordinary course of business;

(20)any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or a Restricted Subsidiary or an employee stock ownership plan or similar trust) of the Issuer’s Capital Stock (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for such Investment will be excluded from clause (iii)(B) of the first paragraph of Section 4.10;

(21)Investments consisting of advances or loans to Persons building, developing or overseeing the construction of plasma collection centers expected to supply principally the Issuer or the Restricted Subsidiaries in the ordinary course of business and consistent with past practice;

(22)Investments relating to any Securitization Subsidiary of the Issuer or any Restricted Subsidiary organized in connection with a Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Securitization Financing;

(23)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(24)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed $500.0 million; and

(25)Investments by the Issuer in the Equity Interests of Shanghai RAAS (with par value of RMB1.00) in exchange for all or any portion of GDS Retained Equity so long as the consideration received for such GDS Retained Equity shall be in an amount at least equal to the fair market value thereof as determined by the Issuer in good faith.

“Permitted Joint Venture” means any joint venture that the Issuer or any Restricted Subsidiary is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1)Liens to secure Obligations in respect of any Indebtedness incurred under Section 4.09(b)(i);

(2)Liens securing Indebtedness incurred under Section 4.09(a); provided that at the time of incurrence and after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio would not exceed 4.50 to 1.00;

(3)Liens in favor of the Issuer or any Restricted Subsidiary;

(4)Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, letters of credit or trade guarantees, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case in the ordinary course of business;

(5)Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of Section 4.09(b) covering only the assets acquired, or financed, with such Indebtedness;

(6)Liens existing on the date of this Indenture and any extensions, renewals or replacements thereof;

(7)Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS (or GAAP to the extent required by applicable law), has been made therefor and Liens for Taxes assessed on real estate assets that are not delinquent;

(8)Liens, pledges or deposits in the ordinary course of business to secure workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or incurred by the Issuer and the Restricted Subsidiaries in the ordinary course of business, lease obligations or non-delinquent obligations under social security laws and obligations in connection with participation in government insurance, benefits, reimbursement or other programs or other similar requirements, return of money bonds and other similar obligations, including obligations to secure health and safety and environmental obligations (exclusive of obligations for the payment of borrowed money or Indebtedness);

(9)Liens imposed by law, such as carrier’s, supplier’s, workmen’s, warehousemen’s, landlord’s, materialmen’s, repairmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business or are being contested in good faith;

(10)easements, rights-of-way, restrictions and encroachments and other minor defects or irregularities in title (including matters indicated on a survey of an affected property), in each case, which do not interfere in any material respect with the use of the affected property by the Issuer and its Restricted Subsidiaries and that do not secure any monetary obligations that are not otherwise Liens permitted hereunder;

(11)Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be, incurred under this Indenture, and is secured by the same property securing the Hedging Obligations;

(12)[reserved];

(13)Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(14)Liens arising from judgments in circumstances not constituting an Event of Default as described in Article 6 hereof;

(15)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(16)Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17)bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts;

(18)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business;

(20)Liens on accounts receivable and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Financing;

(21)Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any of its Restricted Subsidiaries;

(22)filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(23)operating leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(24)Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(25)limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(26)Liens on assets which do not constitute Collateral securing Indebtedness incurred by the Issuer or any Restricted Subsidiary that do not exceed $40 million at any one time outstanding;

(27)Liens created for the benefit of the Notes and Guarantees (other than Additional Notes);

(28)Liens solely on cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter-of-intent or purchase agreement entered into in connection with any Investment permitted under this Indenture;

(29)any interest of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased and any Liens encumbering such lessor’s or sublessor’s interest or title;

(30)any zoning or similar law or right reserved or vested in any governmental office or agency to control or regulate the use of any real property not inconsistent with the present use or operation of the real property;

(31)Liens to secure Obligations in respect of Indebtedness incurred under Section 4.09(b)(ii).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of the Issuer or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(3)if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(4)such Indebtedness is incurred either by the Issuer, a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(5)such Permitted Refinancing Indebtedness is unsecured Indebtedness or is secured on the same assets or on a substantially similar or equivalent basis and requirements as the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” is the Pledge Agreement dated as of December 19, 2024, between the Issuer, Instituto Grifols, S.A. and the Notes Collateral Agent.

“Private Placement Global Note” means the Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Common Depositary and registered in the name of The Bank of New York Depository (Nominees) Limited as nominee for the Common Depositary for accounts of Euroclear and Clearstream that will be issued in an initial amount equal to the outstanding principal amount of Notes initially sold in reliance on section 4(a)(2) of the Securities Act.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

“Pro Forma Effect” means:

(1)acquisitions that have been made or are, on the Calculation Date, being made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by (including acquisitions on the Calculation Date) the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including any increase in ownership of Restricted Subsidiaries, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to the deduction set forth in the definition of Consolidated Net Income;

(2)the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; and

(3)the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; provided that whenever pro forma effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one of the Issuer’s responsible senior financial or accounting officers so long as such cost savings are actually expected to be achieved within 12 months of such acquisition or disposition; provided further that any Run Rate Amounts shall be determined in accordance with the determination set forth in the definition of Consolidated Cash Flow.

“Project Disposition” means any sale, assignment, conveyance, transfer or other disposition of facilities under construction of the Issuer and its Restricted Subsidiaries as of the 2030 Notes Issue Date (including the real estate related thereto) which are intended by the Issuer upon completion of construction to be repurchased or leased by the Issuer or one of its Restricted Subsidiaries or any business related, ancillary or complementary thereto; provided, that the consideration received for such assets shall be cash in an amount at least equal to the book value.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means any public or any private offering of the Issuer’s Capital Stock (excluding Disqualified Stock).

“Qualified Securitization Financing” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or such Restricted Subsidiary sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary funds the acquisition of such Securitization Assets (a) with cash, (b) through the issuance to the Issuer’s or such Seller’s Retained Interests or an increase in the Issuer’s or such Seller’s Retained Interests, and/or (c) with proceeds from the sale, pledge or collection of Securitization Assets.

“Rating Agencies” means Fitch, Moody’s and S&P.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means the Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Common Depositary and registered in the name of The Bank of New York Depository (Nominees) Limited as nominee for the Common Depositary for accounts of Euroclear and Clearstream that will be issued in an initial amount equal to the outstanding principal amount of the Notes initially sold in reliance on Regulation S.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the BRRD Party.

“Replacement Assets” means any properties or assets used or useful in a Permitted Business.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee), including any vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or any officer of the Corporate Trust Department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend.

“Restricted Global Notes” means the Private Placement Global Note and the Regulation S Global Note.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission.

“Secured Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Senior Secured Debt as of such day to (b) Consolidated Cash Flow for the four-fiscal quarter period ending on such date.

“Secured Notes” means the 2025 Secured Notes, the €770,000,000 2.250% Senior Secured Notes Due 2027 and the €1,300,000,000 7.500% Senior Secured Notes due 2030.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any accounts receivable owed to the Issuer or any of its Subsidiaries (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by the Issuer or any of its Subsidiaries to a Securitization Subsidiary.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such Securitization Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.

“Securitization Subsidiary” means a Restricted Subsidiary of the Issuer that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any of its Subsidiaries, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any of its Subsidiaries, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of the Issuer or any of its Subsidiaries, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Issuer nor any of its Subsidiaries, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Issuer reasonably believes to be no less favorable to the Issuer or the applicable Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer or any of its Subsidiaries and (c) to which neither the Issuer nor any of its Subsidiaries other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer (or a duly authorized committee thereof) or such other Person shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer or such other Person giving effect to such designation and a certificate executed by an authorized Officer certifying that such designation complied with the foregoing conditions.

“Security Documents” means the U.S. Security Agreements, the Mortgages, if any, the Intellectual Property Security Agreements, any security document issued under Irish law, German law, or Spanish law, if any, any collateral allocation mechanism and all other instruments, documents and agreements delivered by any party pursuant to this Indenture or any of the other Notes Documents in order to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a Lien on any Collateral of that Grantor as security for all or certain of the Notes Obligations, including UCC financing statements and amendments thereto and filings with the United States Patent and Trademark Office and the United States Copyright Office.

“Seller’s Retained Interests” means the Indebtedness or Equity Interests held by the Issuer or any of its Subsidiaries in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through the Issuer or such Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Senior Credit Facilities Collateral Agent” means the collateral agent pursuant to the First Lien Credit Facilities or any other senior secured Credit Facility.

“Shanghai RAAS” means Shanghai RAAS Blood Products Co., Ltd., a company limited by shares listed at the Shenzhen Stock Exchange with the approval of the China Securities Regulatory Commission under the stock code of 002252.

“Shanghai RAAS Equity Interests” means the RMB ordinary shares (“A” shares) of the Issuer and/or its Restricted Subsidiaries in Shanghai RAAS, having a par value of RMB1.00 per share of Shanghai RAAS and constituting 6.2% of the fully diluted share capital of Shanghai RAAS.

“Shanghai RAAS Strategic Alliance Agreement” means that certain Exclusive Master Strategic Alliance Agreement, dated as of March 2019, by and among the Issuer, Shanghai RAAS, Creat Tiancheng Investment Holdings Co., Ltd. and Ningbo Creat Jinding Investment Partnership (Limited Partnership).

“Shanghai RAAS Transaction” means (a) the GDS Equity Interest Contribution, (b) the Investment by the Issuer in the Shanghai RAAS Equity Interests in exchange for the GDS Contributed Equity and (c) the performance by the Issuer and its Subsidiaries in connection with the above transaction and the Shanghai RAAS Strategic Alliance Agreement.

“Shared Collateral” means, at any time, Collateral in which any two or more of the Senior Credit Facilities Collateral Agent, the Notes Collateral Agent, the collateral agent for the Secured Notes, EIB and the holders of any Other Pari Passu Lien Obligations hold a valid and perfected Lien at such time; provided that, for the avoidance of doubt, (i) the Capital Stock of

Instituto Grifols, S.A. and (ii) proceeds of title insurance with respect to each Mortgaged Property (as defined in the First Lien Credit Facilities) shall be deemed to constitute Shared Collateral for all purposes under this Indenture and the proceeds of which shall be applied in accordance with the Pari Passu Intercreditor Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the 2030 Notes Issue Date.

“Special Redemption Trigger Event” means the submission by Brookfield, or a consortium led by Brookfield, to the Comisión Nacional del Mercado de Valores (CNMV), for its authorization, of a public takeover bid (the “Bid”) for the acquisition of all outstanding Capital Stock of the Issuer not directly or indirectly held by the members of the consortium (if applicable) at the date of such submission; provided that (1) if a consortium including the Permitted Holder Group is the offeror under the Bid, no Special Redemption Trigger Event shall occur unless the percentage of the Issuer’s Capital Stock beneficially held directly or indirectly by the Permitted Holder Group does not (or the Bid documentation provides that, upon the consummation of the Bid, shall not) exceed the percentage of the Issuer’s Capital Stock beneficially held directly or indirectly by Brookfield and other members of such consortium (excluding the Permitted Holder Group) and (2) a Special Redemption Trigger Event shall be continuing for so long as the Bid has not been withdrawn or terminated prior to its consummation.

“Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by the Issuer or any of its Subsidiaries that are reasonably customary in accounts receivable securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the 2030 Notes Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means all Indebtedness (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (x) any Person has the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise and the accounts of which are consolidated with those of such Person in such Person’s consolidated financial statements in accordance with IFRS or (y) more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions)

having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified herein, all references to any “Subsidiary” shall refer to a Subsidiary of the Issuer.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to impose or collect any Tax.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Issuer prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with IFRS.

“Trademark Security Agreement” means the Trademark Security Agreement, dated as of December 19, 2024, between the U.S. Grantors and the Notes Collateral Agent.

“Transactions” means the issuance and sale of the Initial Notes offered hereunder.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Grantor” means each of Grifols Worldwide Operations USA Inc., Grifols Biologicals LLC, Grifols Shared Services North America Inc., Grifols Therapeutics LLC and Grifols USA, LLC.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“U.S. Pledge and Security Agreement” means the U.S. Pledge and Security Agreement, dated as of December 19, 2024, between the Grantors and the Notes Collateral Agent.

“U.S. Security Agreements” means the U.S. Pledge and Security Agreement, the Pledge Agreement, the Trademark Security Agreement and the Patent Security Agreement.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means one or more Global Notes, in the form of Exhibit A attached hereto, that do not and are not required to bear the Private Placement Legend and are deposited with and registered in the name of the Depositary or its nominee.

“Unrestricted Subsidiary” means any Subsidiary (or any successor to any of them) that is designated by the Issuer’s Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)(x) has no Indebtedness other than Non-Recourse Debt and (y) does not own any Indebtedness or Capital Stock of, and does not have any Liens on the assets or properties of, the Issuer or any Restricted Subsidiary, unless such Restricted Subsidiary is simultaneously designated as an Unrestricted Subsidiary;

(2)except as permitted pursuant to Section 4.14, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer and/or the Restricted Subsidiaries;

(3)is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests (provided however the Issuer or a Restricted Subsidiary may make Permitted Investments in Unrestricted Subsidiaries permitted by the terms of this Indenture) or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary; and

(5)has at least one director on its Board of Directors that is not a director or executive officer of the Issuer or any Restricted Subsidiary and has at least one executive officer that is not a director or executive officer of the Issuer or any Restricted Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.10 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Issuer will be in Default of Section 4.09. The Issuer’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the Trustee a supplemental indenture providing for a Guarantee.

“Unsecured Notes” means the Issuer’s €1,400,000,000 aggregate principal amount of 3.875% Senior Notes due 2028 and $705,000,000 aggregate principal amount of 4.750% Senior Notes due 2028.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)the then outstanding principal amount of such Indebtedness.

Section 1.02.Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.21
“Additional JV Investment Basket”	1.01 (Permitted Investments)
“Affiliate Transaction”	4.14
“Alternate Offer”	4.18
“Asset Sale Offer”	4.12(d)
“Authentication Order”	2.02
“Benefited Party”	10.01
“BP Inventory”	7.11(n)
“Change of Control Offer”	4.18
“Change of Control Payment”	4.18
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.20
“Debt Prepayment Provision”	4.12(c)(i)
“Event of Default”	6.01
“Excess Proceeds”	4.12
“Existing Holders”	1.01 (Permitted Holder Group)
“incur”	4.09
“Legal Defeasance”	8.02
“losses”	7.07
“Mortgage”	11.07(a)
“Mortgage Policy”	11.07(b)
“non-U.S. Guarantor”	4.21
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Primary Lien”	4.11
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.10
“Reversion Date”	4.20
“Run Rate Amounts”	1.01 (Consolidated Cash Flow)
“Security Register”	9.02
“Suspended Covenant”	4.20
“Suspension Date”	4.20
“Taxing Jurisdiction”	4.21
“TIA”	1.03

Section 1.03.Trust Indenture Act Not Applicable or Incorporated.

For the avoidance of doubt, this Indenture shall not be required to be qualified under the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aa-77bbbb) (the “TIA”), and no provisions of the TIA shall be incorporated herein by reference.

Section 1.04.Rules of Construction.

(a)Unless the context otherwise requires:

(i)a term has the meaning assigned to it;

(ii)an accounting term not otherwise defined herein has the meaning assigned to it in accordance with IFRS (or GAAP to the extent required by applicable law);

(iii)“or” is not exclusive;

(iv)words in the singular include the plural, and in the plural include the singular;

(v)all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)“including” means “including without limitation”;

(viii)provisions apply to successive events and transactions; and

(ix)references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01.Form and Dating.

(a)General. The Notes are hereby authorized in an initial principal amount €1,300,000,000. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage and as provided herein. Each Note shall be dated the date of its authentication. The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The terms and provision of the Guarantees will constitute, and shall expressly be made, a part of this Indenture and the Issuer and the Guarantors and the Trustee, by their execution and delivery of this Indenture, shall expressly agree to such terms and provisions and to be bound hereby. Any reference to a Guarantor herein shall be deemed to be a reference thereto solely from and after the date of its execution and delivery of a supplemental indenture hereto in the form of Exhibit D hereto.

On the date hereof and on the issue date of any Additional Notes hereunder, the Issuer shall deliver the Initial Notes in the aggregate principal amount of €1,300,000,000 or the Additional Notes in their respective principal amount, as applicable, executed by the Issuer to the Trustee for authentication, together with an Authentication Order for the authentication and delivery of the applicable Notes, specifying the principal amount and registered holder of the applicable Notes, directing the Trustee to authenticate the applicable Notes and deliver the same to the persons named in such Authentication Order and the Trustee in accordance with such Authentication Order shall authenticate and deliver such Notes.

(b)Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including members of, or Participants in, Euroclear and Clearstream and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)Private Placement Global Notes and Regulation S Global Notes. Notes sold within the United States shall be sold initially only to QIBs in reliance on section 4(a)(2) of the Securities Act and shall be issued initially in the form of a Private Placement Global Note without interest coupons. Any such Notes shall be deposited with the Common Depositary (or nominee thereof) for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Private Placement Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided. Notes initially sold to QIBs may thereafter be resold in accordance with the restrictions on transfer set forth herein.

Notes offered and sold to Persons other than U.S. Persons in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note without interest coupons. Any such Notes shall be deposited with the Common Depositary (or a nominee thereof) for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided. Notes initially sold to Persons other than U.S. Persons may thereafter be resold in accordance with the restrictions on transfer set forth herein.

(d)Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes of Notes that are held by a Participant through Euroclear or Clearstream.

(e)Definitive Notes. Definitive Notes issued upon a transfer of a Book-Entry Interest or a Definitive Note, or in exchange for a Book-Entry Interest or a Definitive Note, shall be issued in accordance with this Indenture.

Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

Section 2.02.Execution and Authentication.

(a)One Officer of the Issuer shall sign the Notes by manual or electronic (including “pdf”) signature.

(b)If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c)A Note shall not be valid until authenticated by the manual or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d)The Trustee shall, upon a written order of the Issuer signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

(e)The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

(f)The Issuer may issue Additional Notes from time to time after the offering of the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will constitute separate series of Notes but, except as otherwise provided below, shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that any Additional Notes may not have the same Common Code number as the Notes unless either (i) the Additional Notes are treated as part of the same issue for U.S. federal income tax purposes or (ii) both the Notes and the Additional Notes are issued with no (or less than a de minimis amount of) original issue discount for U.S. federal income tax purposes.

Section 2.03.Registrar and Paying Agent.

(a)The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Paying Agent shall make payments on the Notes on behalf of the Issuer. The Issuer may appoint one or more co-registrars and one or more additional paying agents with respect to the Notes. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder of the Notes. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)The Issuer initially appoints Euroclear and Clearstream to act as Depositary with respect to the Global Notes.

(c)The Issuer initially appoints The Bank of New York Mellon, London Branch to act as Notes Collateral Agent for the Notes.

(d)The Issuer initially appoints The Bank of New York Mellon SA/NV, Dublin Branch to act as Paying Agent and Registrar for the Notes.

Section 2.04.Paying Agent to Hold Money in Trust.

The Issuer shall require the Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money. If the Issuer or a Subsidiary the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.Transfer and Exchange.

(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to the Common Depositary or a nominee of such Common Depositary, by the Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or Common Depositary or a nominee thereof. All Global Notes will be exchanged by the Issuer for Definitive Notes if (1) the Issuer delivers to the Trustee notice from Euroclear or Clearstream that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary, or (2) Euroclear or Clearstream requests such exchange in writing following an Event of Default under this Indenture. Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in denominations of €100,000 or integral multiples of €1,000 in excess thereof and in such names as the relevant Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06 (b) or (c) hereof.

(b)Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Book-Entry Interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of Book-Entry Interests in the Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i)Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of Book-Entry Interests in the Regulation S Global Note shall be limited to Persons that have accounts with Euroclear or Clearstream or Persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. Persons shall not be permitted during the Distribution Compliance Period unless such resale or transfer is made pursuant to Rule 144A. Book-Entry Interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. In connection with all transfers and exchanges of Book-Entry Interests that are not subject to Section 2.06(b)(i) above, the transferor of such Book-Entry Interest must deliver to the Registrar either (A) both: (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another

Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or (B) both: (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above, the principal amount of such securities and the ISIN, Common Code number or other similar number identifying the Notes. Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii)Transfer of Book-Entry Interests in a Restricted Global Note to Another Restricted Global Note. A Book-Entry Interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a Book-Entry Interest in the Private Placement Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)if the transferee will take delivery in the form of a Book-Entry Interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(iv)Transfer and Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note. A Book-Entry Interest in any Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)the Registrar receives the following:

(1)if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (A), if the Registrar and the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred pursuant to clause (A) above.

(v)Transfer or Exchange of Book-Entry Interests in Unrestricted Global Notes for Book-Entry Interests in Restricted Global Notes Prohibited. Book-Entry Interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Book-Entry Interest in a Restricted Global Note.

(c)Transfer or Exchange of Book-Entry Interests for Definitive Notes.

(i)Book-Entry Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)if such Book-Entry Interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D)if such Book-Entry Interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)the Registrar receives the following:

(1)if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Note or to transfer such

Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail or deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)Transfer and Exchange of Definitive Notes for Book-Entry Interests.

(i)Restricted Definitive Notes to Book-Entry Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D)if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Private Placement Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)Restricted Definitive Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a Book-

Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if:

(A)the Registrar receives the following:

(1)if the Holder of such Definitive Notes proposes to exchange such Notes for a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)Unrestricted Definitive Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(iv)Transfer or Exchange of Unrestricted Definitive Notes to Book-Entry Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, Book-Entry Interests in a Restricted Global Note.

(v)Issuance of Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a Book-Entry Interest is effected pursuant to clauses (ii)(A) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)the Registrar receives the following:

(1)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (A), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register any Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)Private Placement Legend.

(A)Except as permitted by clause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, WHICH IS IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF THE REGULATION S) IN THE CASE OF PRIVATE PLACEMENT NOTES: ONE YEAR AFTER THE LATEST OF THE ORIGINAL ISSUE DATE HEREOF, AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY), ONLY (A) TO THE ISSUER OR THE GUARANTORS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE

SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE HOLDERS’ REPRESENTATIVE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(iv), (c)(ii), (c) (iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE NOMINEE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g)Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Paying Agent or by the Common Depositary, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Paying Agent or by the custodian of the Common Depositary at the direction of the Trustee to reflect such increase.

(h)General Provisions Relating to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuer shall execute and, upon receipt of (a) an Authentication Order in accordance with Section 2.02 and (b) an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent and covenants provided for in this Indenture relating to authentication and delivery of Notes have been complied with, and that such Notes will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)No service charge shall be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer Tax or similar governmental charge payable in connection therewith (other than any such transfer Taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.12, 4.18 and 9.05 hereof).

(iii)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vi)The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(vii)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted electronically.

(viii)The Trustee is hereby authorized to enter into a letter of representation with the Depositary in the form provided by the Issuer and to act in accordance with such letter. Neither the Trustee nor any Agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depositary.

(ix)Each Holder of a Note agrees to indemnify the Issuer and Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities laws.

(x)None of the Issuer or the Trustee or any Agent of the Trustee shall have any responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants or Indirect Participants.

(xi)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xii)The Trustee shall not be responsible or liable for any actions taken or not taken by Euroclear or Clearstream.

(i)Restrictions on Exchange of Regulation S Global Note. Beneficial ownership interests in Regulation S Global Notes shall not be exchangeable for interests in the Private Placement Global Notes, Unrestricted Global Notes, Restricted Definitive Notes or Unrestricted Definitive Notes until the expiration of the Distribution Compliance Period and then only upon certification that beneficial ownership interests in such Regulation S Global Note are owned by or being transferred to either non U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act. The written certificate delivered pursuant to the applicable provisions in Section 2.06(b)-(e) in the form provided therein shall be deemed satisfactory for purposes of this clause with respect to the relevant exchange of interests.

Section 2.07.Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.Outstanding Notes.

(a)The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that Notes held by the Issuer or its Subsidiaries shall not be deemed to be outstanding for purposes of Section 3.07(d) hereof.

(b)If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledge establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waive its consent with respect to the Notes and that the pledgee is not the Issuer or any obligor of the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10.Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of the Notes under this Indenture.

Section 2.11.Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee upon direction by the Issuer and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.Defaulted Interest.

If the Issuer defaults in a payment of interest, if any, on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.ISIN or Common Code Numbers.

The Issuer in issuing the Notes may use “ISIN” or “Common Code” numbers (if then generally in use), and, if so, the Trustee shall use “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “ISIN” or “Common Code” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01.Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 15 days (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate complying with the applicable provisions of Section 13.04 setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02.Selection of Notes to Be Redeemed or Repurchased.

If less than all of the Notes are to be redeemed at any time, the Notes shall be selected to be redeemed or repurchased in compliance with the requirements of Euroclear and/or Clearstream, or if the Notes are not held through Euroclear and/or Clearstream or Euroclear and/or Clearstream prescribes no method of selection, by lot.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note elected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of €100,000 or integral multiples of €1,000 in excess thereof; provided that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.Notice of Redemption.

Subject to Section 3.09 hereof, at least 15 days but not more than 60 days before a redemption date, the Issuer shall send or cause to be sent a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed, the ISIN or Common Code number, as applicable, and shall state:

(a)the redemption date;

(b)the redemption price or if the redemption is made pursuant to Section 3.07(c) a calculation of the redemption price;

(c)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)the name and address of the Paying Agent;

(e)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)that, unless the Issuer defaults in making such redemption payment and interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g)the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)if any redemption is conditioned upon one or more conditions, a description of such conditions, and

(i)that no representation is made as to the correctness or accuracy of the ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 days, or such shorter period allowed by the Trustee, prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee).

Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder of Notes selected for redemption will not impair or affect the validity of the redemption of any other Note, redeemed in accordance with the provisions of this Indenture.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including a Qualified Equity Offering, an incurrence of Indebtedness (including Disqualified Stock), a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another person.

Section 3.04.Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. In connection with any redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Section 3.05.Deposit of Redemption Price.

On or before 11:00 a.m. (Dublin time) one Business Day prior to any redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer may issue and, upon the Issuer’s written request, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.Optional Redemption.

(a)Except as otherwise set forth in clauses (b) and (c) of this Section 3.07, the Notes will not be redeemable at the option of the Issuer prior to May 1, 2026. On or after May 1, 2026, the Issuer may redeem all or a part of the Notes upon no less than 15 nor more than 60 days’ prior notice. The Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Fiscal Year	Percentage
2026	104.000%
2027	102.000%
2028 and thereafter	100.000%

(b)If a Special Redemption Trigger Event occurs on or prior to June 19, 2025 and is continuing, the Issuer may redeem all (but not a part of) the Notes upon not less than 15 nor more than 60 days prior notice under this Indenture at a redemption price equal to 104.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(c)On or prior to May 1, 2026, the Issuer may redeem all or a part of the Notes upon not less than 15 nor more than 60 days prior notice under this Indenture at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d)In connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(e)Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes, or portions thereof called for redemption on the applicable redemption date.

(f)In connection with any redemption under Section 3.07, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such redemption is permitted by and complies with Section 3.07.

Section 3.08.Mandatory Redemption.

(a)The Issuer shall not be required to make sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to repurchase the Notes pursuant to Sections 3.09, 4.12 and 4.18, provided that the offer price in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer will be calculated in accordance with Section 3.07.

(b)In addition, the Issuer and its Subsidiaries may acquire Notes by means other than a redemption or required repurchase whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.09.Offer To Purchase by Application of Excess Proceeds.

(a)In the event that, pursuant to Section 4.12 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.12 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date.

(d)Upon the commencement of the Asset Sale Offer, the Issuer shall send a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.12 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)the Offer Amount, the purchase price (which will be calculated in accordance with Section 3.07 as if such Notes were the subject to a redemption by the Issuer on such Purchase Date) and the Purchase Date;

(iii)that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest, if any, after the Purchase Date;

(v)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

(vi)that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)that Holders shall be entitled to withdraw their election if the Issuer, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, written notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof shall be purchased); and

(ix)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and (2) shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09.

(f)The Issuer shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.12 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.10.Redemption for Taxation Reasons.

The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than 15 days’ nor more than 60 days’ notice to Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(a)any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction affecting taxation; or

(b)any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after the date on which such jurisdiction becomes a Taxing Jurisdiction, and the Issuer or any Guarantor, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the Issuer or any Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt, changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for the purposes of this Section 3.10; provided, further, that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer or any Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the transmission of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee:

(a)an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or Guarantor, as the case may be, taking reasonable measures available to it; and

(b)an Opinion of Counsel of recognized international standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

Any Notes that are redeemed will be cancelled.

ARTICLE 4

COVENANTS

Section 4.01.Payment of Notes.

(a)The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.

(b)Principal, premium, if any, and interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00

a.m. (Dublin time) one Business Day prior to the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

(c)The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

(d)Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02.Maintenance of Office or Agency.

(a)The Issuer shall maintain an office or agency (which may be an office or drop facility of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.

The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its Agent to receive all such presentations, surrenders, notices and demands.

(b)The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)The Issuer hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Issuer in accordance with Section 2.03.

Section 4.03.Reports.

(a)Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer shall furnish to the Trustee:

(i)within the time periods specified in the SEC’s rules and regulations, all annual financial information that would be required to be contained in a filing with the SEC on Form 20-F if the Issuer were a “foreign private issuer” required to file such form pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, including an “Operating and Financial Review and Prospects” and a report on the

Issuer’s consolidated annual financial statements by the Issuer’s certified independent accountants; and

(ii)within 60 days of the first three fiscal quarters of each fiscal year of the Issuer, quarterly financial information prepared on a substantially consistent basis as the audited financial information referred to in clause (i) above, together with a narrative report describing the operations of the Issuer and its Subsidiaries in the form prepared for presentation to senior management thereof for such fiscal quarter.

(b)The Issuer shall be deemed to have furnished such reports to the Trustee and the Holders if the Issuer has filed such information or reports with the SEC via the EDGAR filing system and such information or reports are publicly available or if the Issuer files annual and quarterly reports with the SEC as required for a domestic issuer.

(c)Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants contained in this Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officer’s Certificate).

(d)The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, if at any time the Issuer is not required to file with the SEC the information and reports required by clauses (i) and (ii) of Section 4.03(a), the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with this Section 4.03 for purposes of clause (iv) of Section 6.01 until 120 days after the date any information or report hereunder is required to be furnished to Holders of Notes or filed with the SEC pursuant to this Section 4.03.

Section 4.04.Compliance Certificate.

(a)The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ended December 31, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Issuer and its Subsidiaries have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto and, if there is an existing Event of Default, the status thereof.

(b)The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof (or within five (5) Business Days of an executive officer becoming actually aware thereof), written notice in the form of an Officer’s Certificate of any event that with the giving of notice and the lapse of time would become a Default or an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05.Taxes.

The Issuer shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes; provided that neither the Issuer nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such Tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS (or GAAP to the extent required by applicable law).

Section 4.06.Stay, Extension and Usury Laws.

The Issuer and the Restricted Subsidiaries covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and the Restricted Subsidiaries (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Notes Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and the Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Restricted Subsidiaries, if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.08.Payments for Consent.

The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.09.Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer shall not and shall not permit any of the Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that the Issuer and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom including to refinance other Indebtedness), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)Indebtedness incurred by the Issuer and the Restricted Subsidiaries pursuant to Credit Facilities (including the First Lien Credit Facilities) in an amount outstanding at any time not to exceed €5,000.0 million;

(ii)the incurrence by the Issuer and the Restricted Subsidiaries of (1) the Existing Indebtedness, (2) the Secured Notes, and (3) the Unsecured Notes;

(iii)the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes to be issued on the Issue Date and the Guarantees thereof;

(iv)the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financing, including, without limitation, the sale and leaseback arrangements described under clause (5) under the exclusions set forth under the definition of “Asset Sale,” in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement (including at any point subsequent to the purchase) of real or personal property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary (whether through the direct acquisition or otherwise of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $500.0 million at any time outstanding;

(v)the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was incurred under clause (a) of this Section 4.09 or clauses (ii), (iii), (v) and (xv) of this Section 4.09(b);

(vi)the incurrence by the Issuer or any Restricted Subsidiary of intercompany Indebtedness owed by the Issuer or any Restricted Subsidiary; provided, however, that to the extent the aggregate amount of Indebtedness incurred in reliance on this clause (vi) following the 2030 Notes Issue Date exceeds $50.0 million:

(A)if the Issuer is the obligor on any such Indebtedness owed to any Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes pursuant to the terms of the Pari Passu Intercreditor Agreement;

(B)if a Guarantor is the obligor on any such Indebtedness owed to any Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to such Guarantor’s Guarantee pursuant to the terms of the Pari Passu Intercreditor Agreement; and

(C)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness (other than the creation of a Permitted Lien upon such intercompany Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

provided further that the Issuer and each Guarantor shall ensure that all such intercompany Indebtedness that is outstanding on the Issue Date which exceeds $50.0 million will, as soon as reasonably practicable following the Issue Date, be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes pursuant to the terms of the Pari Passu Intercreditor Agreement;

(vii)the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations or entry into derivative transactions, in each case, so long as such obligations and transactions are not entered into for speculative purposes;

(viii)the incurrence of Guarantees by the Issuer or any of the Guarantors of the Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09, provided that if the Indebtedness that is being guaranteed is unsecured or subordinated to the Notes, the Guarantee shall also be unsecured and/or subordinated to the Notes;

(ix)the incurrence of Guarantees by any Restricted Subsidiary that is not a Guarantor of Indebtedness of a Restricted Subsidiary that is not a Guarantor that was permitted to be incurred by another provision of this Section 4.09;

(x)the incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees and letters of credit supporting the foregoing, in each case, provided or incurred by the Issuer and the Restricted Subsidiaries in the ordinary course of business, guarantees and letters of credit supporting the foregoing, in each case, for the account of suppliers in the ordinary course of business, and obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(xi)the incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness arising from the Issuer’s and the Restricted Subsidiaries’ agreements providing for indemnification, contribution, earn out, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale of goods or acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such acquisition or disposition;

(xii)the incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xiii)the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes pursuant to Article 8;

(xiv)the incurrence of Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xv)the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries of (1) incurred or issued to finance any investment or acquisition or (2) Acquired Debt outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or merged into the Issuer or any Restricted Subsidiary in accordance with the terms of this Indenture; provided that, after giving effect to such acquisition, investment, merger, amalgamation or consolidation either: (a) (x) if such Indebtedness, is secured by a Lien, the Secured Leverage Ratio after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, shall not exceed 4.50 to 1.00, or (y) if such Indebtedness is unsecured, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries, shall be greater than or equal to 2.00 to 1.00; or (b) such Indebtedness constitutes Acquired Debt; provided that, in the case of this clause (b), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation and the Secured Leverage Ratio after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof shall not exceed 5.00 to 1.00;

(xvi)Indebtedness of the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or trade Guarantees issued in the ordinary course of business to the extent that such letters of credit or trade Guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 30 days following receipt by the Issuer or such Restricted Subsidiary of a demand for reimbursement;

(xvii)Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Issuer or any Restricted Subsidiary;

(xviii)to the extent constituting Indebtedness, (1) deferred compensation to employees of the Issuer and the Restricted Subsidiaries in the ordinary course of business, (2) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law, (3) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, and (4) reserves established by the Issuer or any Restricted Subsidiary for litigation or tax contingencies;

(xix)Indebtedness in an amount not to exceed $100.0 million issued in lieu of cash payments of Restricted Payments permitted by clause (5) of the second paragraph of Section 4.10 hereof;

(xx)unsecured Indebtedness of the Issuer or any of its Restricted Subsidiaries owed to the employees or non-employees (in either case who are individuals) of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate principal amount since the 2030 Notes Issue Date not to exceed €500.0 million;

(xxi)the incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness or the issuance by the Issuer of Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xxi), not to exceed $250.0 million;

(xxii)the incurrence of Indebtedness by the Issuer or Guarantors owed to EIB in an aggregate principal amount at any time outstanding not to exceed $500,000,000 so long as the Notes Collateral Agent shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement if not already a party to the Pari Passu Intercreditor Agreement;

(xxiii)the incurrence of Indebtedness by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to any of the Issuer or the Guarantors provided however that such proceeds are used in accordance with the Debt Prepayment Provision in Section 4.12(c)(i); and

(xxiv)the Biomat Class B Equity Interests issued on December 1, 2021.

(c)For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxiv) of Section 4.09(b) as of the date of incurrence thereof or is entitled to be incurred pursuant to Section 4.09(a), the Issuer shall, in its sole discretion and without duplication, (x) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its incurrence under either Section 4.09(a) or under such category of Permitted Debt, as the case may be, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this Section 4.09 (so long as the Indebtedness being reclassified could have been incurred under Section 4.09(a) or under such category of Permitted Debt, in each case on the date of its incurrence) and (z) elect to comply with this Section 4.09 and the applicable definitions in any order; provided that, for the avoidance of doubt all Indebtedness outstanding under (1) the First Lien Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of the preceding paragraph and may not be reclassified, (2) any Existing Indebtedness shall be treated as incurred on the Issue Date under clause (ii)(1) of the preceding paragraph and may not be reclassified, (3) the Secured Notes shall be treated as incurred on the Issue Date under clause (ii)(2) of the preceding paragraph and may not be reclassified, (4) the Unsecured Notes shall be treated as incurred on the Issue Date under clause (ii)(3) of the preceding paragraph and may not be reclassified, (5) the EIB Term Loans shall be treated as incurred on the Issue Date under clause (xxii) of the preceding paragraph and may not be reclassified and (6) the Biomat Class B Equity Interests issued on December 1, 2021 shall be treated as incurred on the Issue Date under clause (xxiv) of the preceding paragraph and may not be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Issuer’s Fixed Charges as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or the Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d)The Issuer shall not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien or by virtue of being structurally subordinated. No Guarantor shall incur any Indebtedness that is subordinate or junior in right of payment to the Indebtedness of such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien.

(e)Notwithstanding anything to the contrary, the Issuer will not (and will procure that its Restricted Subsidiaries do not) within 12 months of the 2030 Notes Issue Date incur any Indebtedness which:

(i)constitutes Other Pari Passu Lien Obligations;

(ii)matures or amortizes on a date falling on or before the maturity of the Initial Notes; and

(iii)has an Effective Yield which exceeds 1.00 per cent. per annum (the “MFN Rate”) above the Effective Yield of the Initial Notes,

unless the rate of interest on the Initial Notes is increased by an amount by which the Effective Yield for such Indebtedness exceeds the MFN Rate.

The Issuer shall not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by the obligors of such Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated or Euro-denominated restriction on the incurrence of Indebtedness, the U.S. dollar- or Euro-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- or Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- or Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

Section 4.10.Restricted Payments.

The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(a)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) or to the direct or indirect holders of the Issuer’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case other than dividends or distributions payable in the Issuer’s Equity Interests (other than Disqualified Stock) or to the Issuer or any Restricted Subsidiary);

(b)purchase, redeem, defease or otherwise acquire or retire for value any of the Issuer’s or the Restricted Subsidiaries’ Equity Interests (in each case other than any of the Restricted Subsidiaries’ Equity Interests owned by the Issuer or another Restricted Subsidiary or for consideration consisting solely of the Issuer’s Equity Interests other than Disqualified Stock);

(c)make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value any of the Issuer’s or the Restricted Subsidiaries’ Subordinated Indebtedness (other than Subordinated Indebtedness owed to the Issuer or any of the Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition, or (iii) for consideration consisting solely of the Issuer’s Equity Interests other than Disqualified Stock; or

(d)make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (c) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i)other than in the case of amounts attributable to subclause (B) through (E) of clause (iii) below, no Event of Default has occurred and is continuing or would immediately occur as a consequence of such Restricted Payment;

(ii)the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(iii)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the 2030

Notes Issue Date (excluding Restricted Payments made pursuant to the next paragraph other than clauses (1), (7), (8), (12) and (14) of the next paragraph), is less than the sum, without duplication, of:

(A)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first full fiscal quarter of the Issuer commencing immediately prior to January 1, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)100% of the aggregate net cash proceeds or the fair value (as determined in good faith by the Board of Directors) of property or assets received by the Issuer or a Restricted Subsidiary after January 1, 2019 as a contribution to the common equity capital of the Issuer or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of the Issuer), together with the aggregate net cash and Cash Equivalents received by the Issuer or any Restricted Subsidiaries at the time of such conversion or exchange; provided, however, that this clause shall not include the proceeds from Excluded Contributions, plus

(C)to the extent that any Restricted Investment that was made after January 1, 2019 is sold for cash or otherwise liquidated or repaid for cash, the proceeds realized from the sale of such Restricted Investment and proceeds representing the return of the capital with respect to such Restricted Investment, in each case to the Issuer or any Restricted Subsidiary, less the cost of the disposition of such Restricted Investment, plus

(D)to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after January 1, 2019, the portion (proportionate to the Issuer’s interest in such Unrestricted Subsidiary) of the fair market value of the net assets of the Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

(E)50% of any dividends received by the Issuer or any Restricted Subsidiary from any Unrestricted Subsidiary after January 1, 2019 to the extent the Issuer’s or such Restricted Subsidiary’s Investment in such Unrestricted Subsidiary was a Restricted Investment, and to the extent such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1)the payment of any dividend (or other distribution) or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend (or other distribution) or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend (or other distribution) payment or redemption would have complied with the provisions hereof;

(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Restricted Subsidiary) of, the Issuer’s Equity Interests (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized to make any such Restricted Payment will be excluded from clause (iii)(B) of the preceding paragraph and shall not constitute Excluded Contributions;

(3)the purchase, defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary with (i) the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or (ii) in exchange for, or out of the proceeds of a substantially concurrent Qualified Equity Offering;

(4)in the case of a Restricted Subsidiary, the payment of dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

(5)repurchases of Equity Interests deemed to occur upon the exercise of options, warrants, restricted stock units or similar rights if such Equity Interests represents all or a portion of the exercise price thereof or are deemed to occur in connection with the satisfaction of any withholding tax obligation incurred relating to the vesting or exercise of such options, warrants, restricted stock units or similar rights;

(6)cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or a Restricted Subsidiary;

(7)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness following a Change of Control or Asset Sale, as applicable, after the Issuer shall have complied with Section 4.18 and Section 4.12, as applicable, including the payment of the applicable purchase price;

(8)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the 2030 Notes Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(9)[reserved];

(10)the repurchase, redemption or other acquisition of the Equity Interests of the Issuer or any Restricted Subsidiary from Persons who are, or were formerly, employees, officers and directors of the Issuer and its Subsidiaries and their Affiliates, heirs and executors; provided that the Leverage Ratio would not exceed 3.75:1.00 after giving effect to such purchase;

(11)Restricted Payments that are made with Excluded Contributions;

(12)any Restricted Payments so long as the Leverage Ratio, at the time of each such Restricted Payment, after giving Pro Forma Effect to such Restricted Payment, is no greater than 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom);

(13)[reserved];

(14)so long as no Default or Event of Default shall have occurred and be continuing or caused thereby, and the Leverage Ratio after giving Pro Forma Effect to such Restricted Payment is no greater than 7.00 to 1.00, Restricted Payments in an amount not to exceed in respect of any fiscal year, 40% of Consolidated Net Income of the Issuer for such fiscal year which amounts may be paid in installments, the first, no earlier than December of such fiscal year and the last, no later than the following fiscal year;

(15)so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the 2030 Notes Issue Date not to exceed the greater of (i) $400.0 million and (ii) 2.8% of Total Assets of the Issuer;

(16)Restricted Payments for the purpose of making regularly scheduled dividend payments to the holders of the Biomat Class B Equity Interests in an aggregate amount not exceeding the amount of such dividends scheduled pursuant to the terms of the applicable governing documents as of the 2030 Notes Issue Date; and

(17)Restricted Payments made for the redemption, retirement or similar payment by Biomat Newco and Biomat Holdco to purchase or otherwise acquire the Biomat Class B Equity Interests in accordance with the terms of the applicable governing documents as of the 2030 Notes Issue Date.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.10 will be determined conclusively by the Issuer.

For purposes of determining compliance with this Section 4.10, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) of the second paragraph, or is entitled to be incurred pursuant to sub-clause (d)(i)-(iii) of the first paragraph of this Section 4.10, the Issuer will be entitled to classify or re-classify (based on circumstances existing on the date of such reclassification) such Restricted Payment or a portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Section 4.11.Liens.

(a)The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any property, asset, or any proceeds therefrom (“Initial Lien”), now owned or hereafter acquired except Permitted Liens, unless:

(i)in the case of Initial Liens on any Collateral, (1) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and related Guarantees or (2) such Lien is a Permitted Lien; or

(ii)in the case of any Initial Lien on any asset or property that is not Collateral, (1) the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secured any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (2) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.

(b)Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.11(a) shall automatically and unconditionally be released and discharged upon the release and discharge of the Initial Lien, without any further action on the part of any Person.

(c)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.12.Asset Sales.

(a)The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, make any Asset Sale unless:

(i)the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of; and

(ii)at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets, or a combination thereof.

(b)For purposes of this Section 4.12, each of the following will be deemed to be cash:

(i)any liabilities of the Issuer or any of the Restricted Subsidiaries, as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee), that are assumed by the transferee of any such assets and with respect to which the Issuer or such Restricted Subsidiary is released from further liability;

(ii)any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 365 days of the consummation of such Asset Sale (subject to ordinary settlement periods), to the extent of the cash received in that conversion;

(iii)any Voting Stock or assets referred to in clauses (c)(ii) and (c)(iii) of this Section 4.12; and

(iv)any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer’s Board of Directors), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at such time outstanding, not to exceed an amount equal to $250.0 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c)Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary may apply those Net Proceeds at its option:

(i)to (a) prepay, repay or purchase the Notes (as set forth in the immediately succeeding sub-clauses (1) or (2)) or Pari Passu Indebtedness (including the Indebtedness owed pursuant to the First Lien Credit Facilities and the EIB Term Loans, and other than Indebtedness owed to the Issuer or any Restricted Subsidiary), and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, provided that, to the extent either the Issuer or any Restricted Subsidiary will so prepay, repay or purchase any such Pari Passu Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (1) redeeming Notes at the prices set forth in Section 3.07 of this Indenture or (2) making an offer (in accordance with the procedures set forth in this Indenture for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to the then-applicable redemption price set forth in Section 3.07 of this Indenture, plus in each case the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to the date of repurchase or (b) prepay, repay or purchase Indebtedness secured by a first-priority Lien on assets or properties that do not constitute Collateral (collectively, the “Debt Prepayment Provision”);

(ii)to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(iii)to make any capital expenditures or to acquire other long-term assets that are used or useful in a Permitted Business; or

(iv)any combination of the foregoing.

In the case of each of clauses (ii), (iii) and (iv) above, the entry into a definitive agreement to acquire such assets within 365 days after the receipt of any Net Proceeds from an Asset Sale shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as the Issuer or such Restricted Subsidiary enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such agreement and such Net Proceeds are actually so applied within such period.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings under the First Lien Credit Facilities or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d)Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.12(c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness to repay, prepay or purchase the maximum aggregate principal amount of Notes (including any Additional Notes) and such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price (i) in respect of the Notes in an amount equal to at least the redemption price provided for in Section 3.07 hereof, and (ii) in the case of any Pari Passu Indebtedness, an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth herein or the agreements governing the Pari Passu Indebtedness, as applicable, and with respect to the Notes, subject to the provisions relating to any Additional Notes that may be issued in the future, in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

(e)If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this

Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness validly and properly tendered and not withdrawn into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or applicable depository) will select the Notes and the Issuer or the trustee, security agent, agent or other similar party with respect to such other pari passu Indebtedness will select such Indebtedness to be purchased as described in Article 3 hereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.13.Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)pay dividends or make any other distributions on or in respect of its Capital Stock to the Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, provided that the priority of any preferred stock in receiving dividends or liquidation distributions prior to dividends or liquidation distributions being paid on any common stock shall not be deemed to constitute such encumbrance or restriction;

(b)make any loans or advances to the Issuer or any other Restricted Subsidiary;

(c)transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary; or

(d)Guarantee the Issuer’s or any Restricted Subsidiary’s Indebtedness.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)any Credit Facility (including the First Lien Credit Facilities and the EIB Term Loans), the Secured Notes and any other agreements as in effect on the 2030 Notes Issue Date or subsequent agreements relating to Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the 2030 Notes

Issue Date unless in the good faith determination of the Issuer, such restrictions are not likely to result in the Issuer being unable to make scheduled payments of principal and interest on the Notes as they come due;

(ii)this Indenture, the Notes and the Guarantees;

(iii)applicable law, rules, regulations and orders;

(iv)any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any Restricted Subsidiary as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(vi)purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of this Section 4.13;

(vii)any agreement for the sale or other disposition of a Restricted Subsidiary or of all or substantially all of its assets that restricts distributions of assets by, or Equity Interests of, that Restricted Subsidiary pending its sale or other disposition;

(viii)Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)Liens permitted to be incurred under Section 4.11 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)restrictions on cash or other deposits or net worth imposed by customers (including governmental entities) under contracts entered into in the ordinary course of business;

(xi)provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii)any encumbrance or restriction on the Issuer’s ability or the ability of any Restricted Subsidiary to transfer its interest in any Investment not prohibited by Section 4.10 hereof;

(xiii)customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business;

(xiv)any other agreement governing Indebtedness, preferred stock or Disqualified Stock entered into after the 2030 Notes Issue Date that contains encumbrances and restrictions that are not more restrictive than would be permitted by clause (i) of this paragraph;

(xv)restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Securitization Financing;

(xvi)agreements pursuant to any tax sharing arrangement between the Issuer and any one or more of its direct or indirect Subsidiaries; and

(xvii)agreements entered into in respect of and in connection with the Biomat Class B Equity Interests.

Section 4.14.Transactions with Affiliates.

The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of the Issuer’s or the Restricted Subsidiaries’ respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate payments of consideration in excess of $62.5 million (each, an “Affiliate Transaction”), unless:

(a)the Affiliate Transaction is on terms that taken as a whole are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $125.0 million, a majority of the Issuer’s Board of Directors (and, if any, a majority of the disinterested members of the Issuer’s Board of Directors with respect to such transaction) confirms that such Affiliate Transaction complies with this Section 4.14.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i)any customary consulting or employment agreement or arrangement, benefit arrangement or plan, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance or termination arrangements, expense reimbursement arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of the Restricted Subsidiaries for the benefit of the Issuer’s or such Restricted Subsidiary’s directors, officers, employees and consultants and payments and transactions pursuant thereto, in each case, in the ordinary course of business;

(ii)transactions between or among the Issuer and/or the Restricted Subsidiaries;

(iii)payment of reasonable directors compensation and indemnification costs permitted by the Issuer’s and the Restricted Subsidiaries’ organizational documents for the benefit of directors, officers and employees, in each case, in the ordinary course of business;

(iv)Permitted Investments or Restricted Payments that are permitted by Section 4.10;

(v)any agreement (including any certificate of designations relating to Capital Stock) as in effect as of the 2030 Notes Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the 2030 Notes Issue Date;

(vi)the granting or performance of customary registration rights in respect of restricted Equity Interests held or acquired by Affiliates;

(vii)loans and advances to employees in the ordinary course of business not to exceed $62.5 million in the aggregate amount at any one time outstanding;

(viii)the consummation of the Transactions and the payment of all fees, expenses and other amounts, and the performance of all obligations of the Issuer and the Restricted Subsidiaries, in connection therewith;

(ix)transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, determined in good faith by the Issuer, that those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer;

(x)the issuance or repurchase of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate of the Issuer;

(xi)licenses of, or other grants of rights to use, intellectual property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(xii)transactions in which the Issuer or any Restricted Subsidiary, as the case may be, receives a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph.

Section 4.15.Financial Calculations for Limited Condition Acquisitions.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Issuer, be the date the definitive agreements for such Limited Condition Acquisition are entered into, and such baskets or ratios shall be calculated by the Issuer giving Pro Forma Effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated Cash Flow of the Issuer or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such Limited Condition Acquisition is permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Section 4.16.Restrictions on Certain Actions.

Notwithstanding anything to the contrary in this Indenture, the Issuer shall not, and shall not permit any of the Restricted Subsidiaries, in one transaction or a series of related transactions, to (i) designate any Subsidiary that owns or holds (or after such designation would own or hold) any of the properties or assets set forth in the immediately succeeding sub-clauses (x) or (y) or (ii) transfer, sell or otherwise dispose of (including pursuant to an Asset Sale, Restricted Payment, Permitted Investment, exclusive license or otherwise) (x) any Material Intellectual Property, or (y) other assets or properties of the Issuer and the Restricted Subsidiaries with a fair market value in excess of €25,000,000, in each case, to an Unrestricted Subsidiary.

Section 4.17.Designation of Restricted and Unrestricted Subsidiaries.

The Issuer’s Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.10 or Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.18.Repurchase at the Option of Holders Upon a Change of Control.

(a)Upon the occurrence of a Change of Control, the Issuer shall make an offer to purchase (a “Change of Control Offer”) and each Holder shall have the right to require the Issuer to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000) of such Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to the price determined in accordance with Section 3.07 as if such Notes were the subject to a redemption by the Issuer on such date. The Issuer shall purchase all Notes validly tendered pursuant to the Change of Control Offer and not withdrawn.

Subject to clause (c) below, within 30 days following any Change of Control or, at the Issuer’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer shall send a notice to the Trustee and each Holder describing the transaction or transactions that constitute or may constitute the Change of Control and offering to repurchase the Notes on the Change of Control Payment date specified in such notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is sent, pursuant to the procedures under this Section 4.18 and described in such notice. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the applicable Change of Control Payment date specified in the notice.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.18, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.18 by virtue of such compliance.

(b)On the Change of Control Payment date, the Issuer shall, to the extent lawful:

(i)accept for payment all Notes or portions of Notes validly and properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly and properly tendered and not withdrawn; and

(iii)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent shall promptly mail (or wire) to each Holder of Notes validly and properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each

Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

(c)The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable, except as provided under Article 8. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization, spin-off or similar transaction.

(d)The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly and properly tendered and not withdrawn under the Change of Control Offer, (ii) notice of redemption of all of the Notes has been given pursuant to Section 3.03 and Section 3.04, unless and until there is a Default in payment of the applicable redemption price, or (iii) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly and properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes validly and properly tendered and not withdrawn in accordance with the terms of such Alternate Offer; provided that the terms of such Alternate Offer shall not require Holders to irrevocably tender Notes and such Alternate Offer shall not close unless and until the Change of Control is actually consummated.

(e)The provisions of this Section 4.18 may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Issuer to make and consummate a Change of Control Offer may only be effected with the consent of each holder affected thereby.

Section 4.19.Additional Guarantees.

If the Issuer or any Restricted Subsidiary acquires or creates another Restricted Subsidiary (other than an Immaterial Subsidiary) after the Issue Date that guarantees any Obligations under any Credit Facility or any Other Pari Passu Lien Obligation or Obligation with Junior Lien Priority, then that newly acquired or created Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto providing for a Guarantee and deliver an Opinion of Counsel satisfactory to the Trustee as to the due authorization, execution and delivery and the enforceability of such Guarantee within 45 Business Days of the date on which it was acquired or created.

Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Security Documents and Pari Passu Intercreditor Agreements (as applicable) and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope))) as may be necessary to vest in the Notes Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for such Guarantor’s Guarantee and as may be necessary to have such property or asset added to the Collateral as required under the Security Documents and this Indenture and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

In the event that the Issuer or a Restricted Subsidiary acquires (whether by purchase redemption or otherwise), directly or indirectly, the Biomat Class B Equity Interests in full after the Issue Date, then Biomat and Biomat Newco shall become Guarantors for the Notes within 45 Business Days after the closing date of such transaction pursuant to this Section 4.19 and for all other Pari Passu Indebtedness pursuant to the terms thereof.

In the event that the Issuer exercises its call option or otherwise acquires, either as the sole owner or together with any of its Subsidiaries or Affiliates, all of the equity interests of BPC Plasma, Inc. and Haema AG, then such entities shall become Guarantors for the Notes within 45 Business Days after the closing date of such transaction pursuant to this Section 4.19 and for all other Pari Passu Indebtedness pursuant to the terms thereof.

Section 4.20.Covenant Suspension

(a)If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from any two Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then beginning on such date (the “Suspension Date”) the Issuer and the Restricted Subsidiaries shall not be subject to the covenants under Section 4.09, Section 4.10, Section 4.12, Section 4.13, Section 4.14, Section 4.16, Section 4.17 and Section 5.01(iv) with respect to the Notes (collectively, the “Suspended Covenants”).

(b)In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and, as a result, less than two Rating Agencies maintain an Investment Grade Rating of the Notes, then the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c)The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Issuer or any of the Restricted Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under this Indenture; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made shall be calculated as though the covenant described under Section 4.10 had been in effect prior to, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period shall be deemed to constitute Existing Indebtedness incurred or issued pursuant to Section 4.09(b)(ii)(1).

(d)The Issuer shall provide an Officer’s Certificate to the Trustee notifying the Trustee of a Covenant Suspension Event, including the relevant Suspension Date, and the occurrence of any Reversion Date. The Trustee shall not be responsible for monitoring the ratings of any Notes.

Section 4.21.Additional Amounts.

(a)All payments made by the Issuer or any Guarantor that is not formed or incorporated under the laws of the United States or any State of the United States or the District of Columbia (each such Guarantor, a “non-U.S. Guarantor”) under or with respect to the Notes or such non-U.S. Guarantor’s Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority of or within Spain, Ireland or any other jurisdiction in which the Issuer or such non-U.S. Guarantor is organized, resident or doing business for tax purposes or within or through which payment is made or any political subdivision or Taxing Authority or agency thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Issuer or such non-U.S. Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Issuer or any non-U.S. Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within Spain, Ireland, or any other Taxing Jurisdiction, from any payment made under or with respect to the Notes or the Guarantee of such non-U.S. Guarantor, the Issuer or such non-U.S. Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Notes after such withholding or deduction (including any withholding or deduction in respect of the payment of Additional Amounts) will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(i)any Tax imposed by the United States or by any political subdivision or Taxing Authority thereof or therein;

(ii)any Taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of the execution, delivery, registration or enforcement of such Note);

(iii)any estate, inheritance, gift, sales, excise, transfer or personal property Tax or similar Tax, assessment or governmental charge, subject to Section 4.21(d) below;

(iv)any Taxes payable other than by deduction or withholding from payments under or with respect to the Notes by the Issuer or under or with respect to the Guarantee by any non-U.S. Guarantor of such Note;

(v)any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of a Note or beneficial owner of any payment on the Note or the Guarantee of such Note had (i) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement, with which it is entitled to comply concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, Holders at that time have been notified by the Issuer or such Guarantor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(vi)any Taxes imposed, deducted or withheld due to the Issuer or the non-US Guarantors not receiving in a timely manner and in the legally prescribed form the information required under Section 44 of Royal Decree 1065/2007, of July 27, 2007 and any implementing legislation or regulation;

(vii)any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii)any payment under or with respect to a Note to any Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts, or to a reduced amount of Additional

Amounts, had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; or

(ix)any combination of items (i) through (viii) of this Section 4.21(a).

The foregoing provisions shall survive any termination or discharge of this Indenture and payment of the Notes and shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to the Issuer or a non-U.S. Guarantor.

(b)The Issuer and each applicable non-U.S. Guarantor will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer and each applicable non-U.S. Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts or, if such tax receipts are not reasonably available to the Issuer and such non-U.S.  Guarantor, such other documentation that provides reasonable evidence of such payment by the Issuer and such non-U.S. Guarantor. Copies of such tax receipts or, if such tax receipts are not reasonably available, such other documentation will be made available to the Holders or the Paying Agent, as applicable, upon request.

(c)At least 30 days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if the Issuer or any non-U.S. Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or such non-U.S. Guarantor shall deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable such Trustee and Paying Agent to pay such Additional Amounts to Holders of such Notes on the payment date, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly paid thereafter.

Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(d)The Issuer and each non-U.S. Guarantor will pay any present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of their respective Obligations and Guarantees of the Notes, this Indenture or any other document or instrument in relation thereto, excluding all such Taxes, charges or similar levies imposed by any jurisdiction outside the United States in which the Issuer or any non-U.S. Guarantor or any successor Person is organized or resident for tax purposes or any jurisdiction in which a paying agent is located, and the Issuer and each non-U.S. Guarantor will agree to indemnify the Holders of the Notes for any such non-excluded taxes paid by such Holders.

(e)The foregoing provisions of this Section 4.21 shall survive any termination or discharge of this Indenture and payment of the Notes and shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to the Issuer or a non-U.S. Guarantor.

Section 4.22.Maintenance of Listing.

The Issuer shall use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the official list of Euronext Dublin and trading on its Global Exchange Market for so long as the Notes are outstanding; provided that if at any time the Issuer determines that it will not maintain such listing, it will obtain prior to the delisting of the Notes from the official list of the Euronext Dublin, and thereafter use its commercially reasonable efforts to maintain, a listing of such Notes on another recognized stock exchange or exchange regulated market in western Europe. The Issuer will notify the Trustee in writing of any delisting or change in listing.

Section 4.23.Guarantor Coverage Test.

As of each date of delivery of the information required to be delivered pursuant to Section 4.03(a)(i) and Section 4.03(a)(ii), the Issuer shall ensure that the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated in accordance with the term “Consolidated Adjusted EBITDA” as defined under the First Lien Credit Facilities) attributable to the Issuer and Guarantors as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 60% of the earnings before interest, tax, depreciation and amortization of the Issuer and its Subsidiaries taken as a whole. No Person shall provide a guarantee of any of the EIB Term Loans, the Secured Notes, the Unsecured Notes or the First Lien Credit Facilities that is not also a Guarantor hereunder.

ARTICLE 5

SUCCESSORS

Section 5.01.Merger, Consolidation or Sale of Assets.

The Issuer shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving entity) or (2) sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Lien, unless remedies are exercised in connection therewith) or otherwise dispose of all or substantially all of the properties and assets of the Issuer or its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(i)either: (x) the Issuer is the surviving entity; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, limited partnership or limited liability company organized or existing under the laws of any member state of the European Union as in effect on December 31, 2003, the United Kingdom, Switzerland, Canada, any state of the United States or the District of Columbia;

(ii)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all obligations of the Issuer under the Notes and this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement, pursuant to an agreement in a form reasonably satisfactory to the Trustee;

(iii)immediately after such transaction, no Default or Event of Default exists;

(iv)the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Issuer’s Fixed Charge Coverage Ratio would not be less than the Issuer’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions; and

(v)the Issuer delivers an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that such consolidation or merger, or such sale, assignment, transfer, conveyance or other disposition, complies with the provisions of this Article 5.

In addition, the Issuer and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the Issuer’s and its Restricted Subsidiaries’ properties and assets, taken as a whole, in one or more related transactions, to any other Person.

Clauses (ii) and (iii) of this Section 5.01 shall not apply to:

(A)a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(B)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Section 5.02.Successor Company Substituted.

The Person formed by or surviving any consolidation or merger (if other than the Issuer) shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture; provided that, the Issuer shall not be released in the case of a lease of all or substantially all the Issuer’s assets.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01.Events of Default.

Each of the following is an “Event of Default” with respect to Notes:

(i)default for 30 days in the payment when due of interest on the Notes;

(ii)default in payment when due of the principal of or premium, if any, on the Notes;

(iii)failure by the Issuer or any Restricted Subsidiary to comply with Section 5.01 or with Section 4.18;

(iv)failure by the Issuer or any Restricted Subsidiary for 60 days after notice to comply with any other covenant or agreement in this Indenture or the Notes after written notice thereof is given to the Issuer by the Trustee or to the Issuer and the Restricted Subsidiaries and to the Trustee by Holders of at least 25% in aggregate principal amount of the then outstanding Notes voting as a single class;

(v)default under any agreement, bond, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)is caused by a failure to pay any scheduled installment of principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $375.0 million or more or such acceleration is with respect to the EIB Obligations; provided, however, where (i) neither the Issuer nor any Restricted Subsidiary has general liability with respect to such Indebtedness, and (ii) the creditor has agreed in writing that such creditor’s recourse is solely to specified assets or Unrestricted Subsidiaries, the amount of such Indebtedness shall be deemed to be the lesser of (x) the principal amount of such Indebtedness, and (y) the fair market value of such specified assets to which the creditor has recourse;

(vi)failure by the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $375.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days following the scheduled date for the payment;

(vii)except as permitted by this Indenture, any Guarantee of a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall deny or disaffirm in writing its obligations under its Guarantee;

(viii)the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(A)commences a voluntary case,

(B)consents to the entry of an order for relief against it in an involuntary case,

(C)consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)makes a general assignment for the benefit of its creditors, or

(E)generally is not paying its debts as they become due; and

(ix)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(B)appoints a custodian of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, for all or substantially all of the property of the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)orders the liquidation of the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(D)the order or decree remains unstayed and in effect for 60 consecutive days;

(x)any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms of this Indenture or Pari Passu Intercreditor Agreement or the satisfaction in full of the Notes Obligations in accordance with the terms of this Indenture) or shall be declared null and void, or the

Notes Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Documents, in each case for any reason other than the failure of any Notes Secured Party to take any action within its control.

Section 6.02.Acceleration.

If an Event of Default (other than an Event of Default specified in clauses (viii) or (ix) of Section 6.01 hereof, with respect to the Issuer), shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest and premium (which will be calculated in accordance with Section 3.07 as if such Notes were the subject to a redemption by the Issuer on such date), if any, to the date of acceleration. In the case of an Event of Default specified in clauses (viii) or (ix) of Section 6.01 hereof, with respect to the Issuer shall occur, such amount with respect to all the Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to the limitations described in this Article 6, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default with respect to the Notes if it determines that withholding such notice is in the Holder’s interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any.

Section 6.03.Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes; provided, however, that after any acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest have been cured or waived as provided in this Indenture. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.Control by Majority.

Subject to Section 7.01, in case an Event of Default shall occur and be continuing, neither the Trustee nor the Notes Collateral Agent, as the case may be, will be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee and the Notes Collateral Agent, as applicable, indemnity or security, reasonably satisfactory to it, against any loss, liability or expense. Subject to Section 7.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on the Trustee or the Notes Collateral Agent with respect to the Notes.

Section 6.06.Limitation on Suits.

No Holder of a Note will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b)Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)such Holders have offered, and, if requested, have provided, the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(d)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The preceding limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of, and premium, if any, or interest on, a Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.Collection Suit by Trustee.

If an Event of Default specified in clauses (i) or (ii) of Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matter and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee and Notes Collateral Agent, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND NOTES COLLATERAL AGENT

Section 7.01.Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(1)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture;

provided, however, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein or otherwise verify the contents thereof).

(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)this paragraph does not limit the effect of paragraph (b) of this Section;

(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof; and

(4)no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability and the Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section.

(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.Rights of Trustee and Notes Collateral Agent.

(a)Each of the Trustee and the Notes Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor the Notes Collateral Agent need investigate any fact or matter stated in the document, but each of the Trustee and the Notes Collateral Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if either the Trustee or the Notes Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)Neither the Trustee nor the Notes Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safekeeping of

Collateral in its possession), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien securing the Notes and Guarantees.

(c)Before each of the Trustee and the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Each of the Trustee and the Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Each of the Trustee and the Notes Collateral Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)Each of the Trustee and the Notes Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(e)Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(g)Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Notes Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h)Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Notes Collateral Agent, respectively, has written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee or the Notes Collateral Agent, respectively, at the Corporate Trust Office of the Trustee or the Notes Collateral Agent, respectively, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(i)Neither the Trustee nor the Notes Collateral Agent shall be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(j)Neither the Trustee nor the Notes Collateral Agent shall have any duty to inquire as to the performance of the Issuer’s covenants herein.

(k)Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer request or Issuer order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(l)In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent have been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)The rights, privileges, protections, immunities and benefits given to the Trustee and the Notes Collateral Agent, including, without limitation, their right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Notes Collateral Agent in each of their capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(n)Each of the Trustee and the Notes Collateral Agent may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(o)In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Notes Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.03.Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04.Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee receives written notice of such Default or Event of Default, the Trustee shall send to Holders a notice of the Default or Event of Default within 90 days after receipt of such notice of Default or Event of Default unless such Default or Event of Default has since been cured. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06.Compliance with Tax Law. In order to enable the Trustee to comply with applicable tax laws, rules and regulations (including directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”), the Issuer agrees (i) to provide to the Trustee upon request information the Issuer has in its reasonable possession about the applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Tax Law, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law. The terms of this section shall survive the termination of this Indenture.

Section 7.07.Compensation and Indemnity.

The Issuer and Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as agreed to in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and Guarantors, jointly and severally, shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Notes Collateral Agent’s agents and counsel.

The Issuer and Guarantors, jointly and severally, shall indemnify upon demand (and, with respect to any EEA Financial Institution, such amounts shall be due and payable no later than six (6) days following demand therefor) the Trustee or any predecessor Trustee and the Notes Collateral Agent or any predecessor Notes Collateral Agent against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees (“losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such losses may be attributable to its gross negligence or bad faith. The Trustee and the Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim, and the Trustee and the Notes Collateral Agent shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct, gross negligence or bad faith.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuer’s payment obligations in this Section, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent. Such Lien shall survive the satisfaction and discharge of this Indenture and the exercise of any Write-Down and Conversion Powers by an EEA Resolution with respect to the Issuer or any Guarantor that is an EEA Financial Institution.

When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in clauses (viii) or (ix) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08.Replacement of Trustee and Notes Collateral Agent.

A resignation or removal of the Trustee or the Notes Collateral Agent and appointment of a successor Trustee or Notes Collateral Agent shall become effective only upon the successor Trustee’s or Notes Collateral Agent’s acceptance of appointment as provided in this Section.

The Trustee or the Notes Collateral Agent may resign in writing at any time upon 30 days prior notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee or the Notes Collateral Agent by so notifying the Trustee or the Notes Collateral Agent and the Issuer in writing 30 days prior to such removal’s effectiveness. The Issuer may remove the Trustee or the Notes Collateral Agent if:

(a)the Trustee fails to comply with Section 7.10 hereof;

(b)the Trustee or the Notes Collateral Agent, as applicable, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)a custodian or public officer takes charge of the Trustee or the Notes Collateral Agent or either of their property; or

(d)the Trustee or the Notes Collateral Agent becomes incapable of acting.

(e)If the Trustee or the Notes Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Notes Collateral Agent for any reason, the Issuer shall promptly appoint a successor Trustee or Notes Collateral Agent. Within one year after the successor Trustee or Notes Collateral Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or Notes Collateral Agent to replace the successor Trustee or Notes Collateral Agent appointed by the Issuer.

If a successor Trustee or Notes Collateral Agent does not take office within 30 days after the Trustee or the Notes Collateral Agent, as applicable, gives notice of resignation or receives notice of removal, the retiring Trustee or Notes Collateral Agent, as applicable, the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Notes Collateral Agent.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Notes Collateral Agent and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or Notes Collateral Agent shall become effective, and the successor Trustee or Notes Collateral Agent shall have all the rights, powers and duties of the Trustee or Notes Collateral Agent under this Indenture. The successor Trustee or Notes Collateral Agent shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee or Notes Collateral Agent shall promptly transfer all property held by it as Trustee or Notes Collateral Agent to the successor Trustee or Notes Collateral Agent; provided, however, that all sums owing to the Trustee or Notes Collateral Agent hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Notes Collateral Agent.

Section 7.09.Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of (i) the United States of America or of any state thereof or (ii) England and Wales, that in each case, is authorized under such laws to exercise corporate trustee power, and that is subject to supervision or examination, in the case of (i), by federal or state authorities, or in the case of (ii), by authorities in England and Wales.

Section 7.11.Notes Collateral Agent.

(a)The Bank of New York Mellon, London Branch, is hereby designated and appointed as the Notes Collateral Agent of the Notes Secured Parties under this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement, and The Bank of New York Mellon, London Branch hereby accepts such designation and appointment.

(b)By accepting a Note, each Holder will be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Security Documents and the Pari Passu Intercreditor Agreement and to have irrevocably authorized the Notes Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, the Pari Passu Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Notes Collateral Agent on its behalf. Each of the Holders hereby exempts the Notes Collateral Agent from any restrictions on representing several persons and self- dealing under any applicable law to the extent legally possible for such Holder. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Pari Passu Intercreditor Agreement and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. The provisions of this Section 7.11 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein.

(c)Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” or “Agent” in this Indenture and the other Security Documents with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall solely act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. After the occurrence of an Event of Default, the Trustee or the Holders of a majority in aggregate principal amount of the Notes may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement with respect to the Notes. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Pari Passu Intercreditor

Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(e)The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including without limitation the collateral agents under the Credit Facilities (including any successor collateral agents under the Credit Facilities).

(f)The Notes Collateral Agent shall have all the rights and protection provided in the Security Documents as well as the rights and protections afforded to the Trustee in Sections 7.02 and 7.07 hereof; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence, as determined by a final non- appealable order of a court of competent jurisdiction.

(g)None of the Trustee, the Notes Collateral Agent or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, continuation of perfection, priority, sufficiency or protection of any Lien securing the Notes (including without limitation the preparation, filing or continuation of any UCC financing or continuation statements or similar documents or instruments) or any defect or deficiency as to any such matters, except to the extent any possessory collateral is delivered to the Notes Collateral Agent for perfection purposes. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Pari Passu Intercreditor Agreement and the Security Documents, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Pari Passu Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing unless expressly set forth hereunder or thereunder.

(h)Subject to the Security Documents and the Pari Passu Intercreditor Agreement, except as directed by the Trustee as required or permitted by this Indenture, the Notes Collateral Agent will not be obligated:

(i)to act upon directions purported to be delivered to it by any Person;

(ii)to foreclose upon or otherwise enforce any Lien securing the Notes; or

(iii)to take any other action whatsoever with regard to any or all of the Liens securing the Notes, Security Documents or the Collateral.

(i)In acting as Notes Collateral Agent, co-collateral agent or sub-collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub-collateral agent shall be entitled to, and may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under this Indenture.

(j)Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(k)The Notes Collateral Agent shall not be responsible for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(l)In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent, to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any person for any environmental liabilities and costs or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(m)The Notes Collateral Agent is authorized to accept, take and hold any security interest and Collateral (including, without limitation any pledges, whether possessory or non- possessory) for the benefit of the Notes Secured Parties and to be their agent and representative with respect to the Collateral and the Security Documents (including, without limitation, by administering and enforcing remedies with respect to such Collateral and Security Documents). For the avoidance of doubt, the Notes Collateral Agent is authorized to execute, sign, amend, extend, ratify and raise to the status of public deed any documents (whether public or private) to formalize, perfect or enforce any security interest (including, without limitation any pledges, whether possessory or non-possessory) for the benefit of the Notes Secured Parties. Furthermore, the Notes Collateral Agent is authorized to appear before any administrative authority and sign and file with any authority or register, for the benefit of the Notes Secured Parties, the necessary documents for the validity, perfection and/or effectiveness of any security.

(n)The Notes Collateral Agent may decline, in accordance with the terms of this Indenture, to take any action of any kind with regard to the blood and blood plasma inventory (herein, referred to as “BP Inventory”), which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent to incur or be exposed to any liability under any law of any jurisdiction, including but not limited to any federal, state or local law, that governs the care and handling of such Collateral or that shall require it to obtain a license or any regulatory approval to own, possess or control such Collateral. The Notes Collateral Agent reserves the right to resign as Notes Collateral Agent or to arrange for the transfer of all or any part of the Collateral to be transferred to a designee, nominee or court appointed receiver in accordance with the terms of this Indenture, and shall suffer no liability in connection with taking such action. The Notes Collateral Agent will not be liable to any person for any regulatory liabilities or contribution actions under any law of any jurisdiction, including any federal, state or local law, rule or regulation by reason of the Note Collateral Agent’s actions or inactions with respect to the BP Inventory, and disclaims all responsibility to maintain or preserve such BP Inventory, its viability, shelf-life or other usefulness. In no event shall the Notes Collateral Agent suffer any liability or loss or incur any costs or claims whatsoever against it with respect to any diminution in the value of the BP Inventory while in the Note Collateral Agent’s possession or control.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective obligations with respect to all outstanding Notes and Guarantees, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due, (b) the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations with respect to the Notes in connection therewith and (d) this Article 8. If the Issuer exercises under Section 8.01 hereof the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.08 through 4.14, and 4.17 through 4.19 hereof, and the operation of Section 5.01(iv) hereof, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. If the Issuer exercises under Section 8.01 hereof the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (iii), (iv) (with respect to the covenants contained in Sections 4.03, 4.05, 4.06, 4.08 through 4.14, and 4.17 through 4.19 hereof), (v), (vi), (vii), (viii) and (ix) (but in the case of clauses (viii) and (ix) of Section 6.01 hereof, with respect to Significant Subsidiaries only).

Section 8.04.Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes. The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a)the Issuer irrevocably deposits with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Euros, non-callable Government Securities, or a combination of cash in Euros and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants as selected by the Issuer, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)in the case of Legal Defeasance, the Issuer delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (which Opinion of Counsel may be subject to customary assumptions and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the 2030 Notes Issue Date, there has been a change in the applicable U.S. federal income Tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)in the case of Covenant Defeasance, the Issuer delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (which Opinion of Counsel may be subject to customary assumptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (including, without limitation, the First Lien Credit Facilities, but excluding this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(f)the Issuer delivers to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the Issuer’s or any Restricted Subsidiary’s other creditors with the intent of defeating, hindering, delaying or defrauding the Issuer’s or any Restricted Subsidiary’s creditors or others; and

(g)the Issuer delivers to the Trustee an Officer’s Certificate and a customary Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of an internationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.[Reserved].

Section 8.07.Reinstatement.

If the Trustee or Paying Agent is unable to apply any Euros or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Guarantees, the Pari Passu Intercreditor Agreement or the Security Documents; without the consent of any Holder to:

(a)cure any ambiguity, mistake, defect or inconsistency;

(b)provide for uncertificated Notes addition to or in place of certificated Notes;

(c)provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor’s obligations under the Notes, this Indenture, the Security Documents and/or a Guarantee in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets or such Guarantor’s assets;

(d)make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(e)add additional assets as Collateral or to release Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture, the Security Documents and/or the Pari Passu Intercreditor Agreement or to modify the Security Documents and/or the Pari Passu Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Other Pari Passu Lien Obligations under the Security Documents pursuant to the terms of this Indenture;

(f)add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g)add a Guarantor under this Indenture;

(h)[reserved];

(i)provide for the issuance of Additional Notes in accordance with the limitations as set forth in this Indenture;

(j)provide for a successor Trustee or Notes Collateral Agent, as the case may be, in accordance with the terms of this Indenture or Security Documents, as applicable, or to otherwise comply with any requirement of this Indenture or Security Documents;

(k)comply with the rules of any applicable securities depositary; or

(l)add additional assets as Collateral.

Upon the request of the Issuer accompanied by a Board Resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Notes Collateral Agent shall join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Notes Collateral Agent and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents or the Pari Passu Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees, the Security Documents or the Pari Passu Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). For the avoidance of doubt, the determination of whether any amendment, supplement or waiver has been consented to by Holders shall, where applicable, include any Additional Notes that have been issued under this Indenture at any time prior to, concurrently or contemporaneously with the time that such amendment, supplement or waiver becomes operative.

Upon the request of the Issuer accompanied by a Board Resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Notes Collateral Agent shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly adversely affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided, that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall send to the Holders to such Holder’s address appearing in the securities register maintained in respect of the Notes by the Registrar (the “Security Register”) a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.

Without the consent of each Holder of the Notes adversely affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the minimum notice provisions required with respect to the redemption of the Notes);

(c)reduce the rate of or change the time for payment of interest on the Notes (other than the minimum notice provisions required with respect to redemption);

(d)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(e)make any Note payable in currency other than that stated in the Notes;

(f)impair the right of any Holder to institute suit for the enforcement of any payment of principal of, and interest on such Holder’s Notes on or after the due dates therefor;

(g)waive a redemption payment with respect to any Note (other than a payment required by one of the covenants under this Indenture);

(h)make any change in the preceding amendment and waiver provisions; or

(i)release all or substantially all of the Guarantors from their Guarantees, in each case, except in accordance with the terms of this Indenture.

Additionally, without the consent of the Holders of at least 90% in principal amount of the notes then outstanding, no such amendment, waiver or modification may (1) release all or substantially all of the Collateral from the Liens securing such s Notes and Guarantees, (2) change or alter the priority of the Liens, (3) make any change in the Security Documents, the Pari Passu Intercreditor Agreement or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect Holders of the Notes or (4) modify the Security Documents, the Pari Passu Intercreditor Agreement or the provisions in this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Pari Passu Intercreditor Agreement or the Security Documents.

No amendment of, or supplement or waiver to, this Indenture, the Notes or the Security Documents shall be permitted to be effected if such amendment, supplement or waiver is in violation of or inconsistent with the terms of the Pari Passu Intercreditor Agreement. No amendment of, or supplement or waiver to, the Pari Passu Intercreditor Agreement shall be permitted to be effected without the consent of the Notes Collateral Agent, other than pursuant to the terms thereof.

Section 9.03.[Reserved].

Section 9.04.Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and theretofore not revoked such consent) to the amendment, supplement or waiver.

Section 9.05.Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.Trustee and Notes Collateral Agent to Sign Amendments, etc.

The Trustee and, as applicable, the Notes Collateral Agent, shall sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, and as applicable, the Notes Collateral Agent. The Issuer and, as applicable, the Notes Collateral Agent may not sign an amendment or supplement until its Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee and the Notes Collateral Agent shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01.Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(a)the principal of premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to this Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or the Obligations of the Issuer under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Notes Collateral Agent, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2)  proceed against or exhaust any security held from the Issuer, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuer or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the

Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith; (e) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02.Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Article 10 shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, including, if applicable, its guarantee of all obligations under the First Lien Credit Facilities, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03.[Reserved].

Section 10.04.Guarantors May Consolidate, etc., on Certain Terms.

(a)Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(i)immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii)either:

(A)Subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) unconditionally assumes all the obligations of that Guarantor under this Indenture and its Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(B)The Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.12 hereof.

(b)In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(c)Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a)(ii)(A) and (B) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 10.05.Release of Guarantees.

The Guarantee of a Guarantor shall be unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee:

(a)in connection with (i) any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Issuer’s, if the sale or other disposition comply with the provisions of Section 4.12 or (ii) any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale complies with the provisions of Section 4.12, in each case as provided in Section 4.12;

(b)if the Issuer designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17;

(c)upon Legal Defeasance or Covenant Defeasance pursuant to Article 8 and upon a discharge of this Indenture pursuant to Section 12.01;

(d)if such Guarantor is released (or is being simultaneously released) from its obligation as borrower of or to Guarantee any Indebtedness under any Credit Facility, as applicable (other than if such Guarantor no longer Guarantees any such Indebtedness as a result of payment, under any Guarantee or otherwise of any such Indebtedness by any Guarantor); provided that a Guarantor shall not be permitted to be released from its Guarantee pursuant to this clause (d) if it is an obligor with respect to such Indebtedness that would not, pursuant to Section 4.09, be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor, unless such Guarantor is also designated as an Unrestricted Subsidiary at the time of such release, or such Guarantor becomes an Immaterial Subsidiary; or

(e)if pursuant to the provisions of the Pari Passu Intercreditor Agreement.

(f)such Guarantor delivering to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 10.06. Guaranty Limitations for German Guarantors.

(a)For the purposes of this Section 10.06:

“German Guarantor” means any Guarantor incorporated in the Federal Republic of Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner (a “German GmbH & Co. KG Guarantor”);

“Net Assets” means for each German Guarantor (i) the net assets (Reinvermögen) available for distribution to the shareholders calculated in accordance with applicable law and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) taking into account, if applicable, subsection 6 of section 253, subsection 8 of section 268 and subsection 5 of section 272 of the German Commercial Code (Handelsgesetzbuch) (in each case, as amended from time to time) of that German GmbH Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), and in each case without deducting the Registered Capital of that German Guarantor. With regard to the liabilities to be considered for the relevant net asset calculation the following shall apply: if creditors organized in different creditor groups are claiming their liabilities, respective liabilities shall only be considered up to the maximum amount the relevant creditor has to receive overall and once but shall not double count due to participation of the relevant creditor in different creditor groups. In addition, only such liabilities shall be considered which are actively enforced by the relevant creditors/creditors’ groups. For purposes of this definition, “actively enforced” shall mean that the relevant creditor/creditors’ group requested from the relevant debtor to repay relevant debt and is actively engaged in enforcing relevant security if relevant amounts are not paid; less (ii) the Registered Capital of that German Guarantor; and

“Registered Capital” means the relevant German GmbH Guarantor’s share capital (Stammkapital) or, in the case of a German GmbH & Co. KG Guarantor, the share capital (Stammkapital) of its general partner (Komplementär), in each case, as registered in the commercial register (Handelsregister).

(b)Each Holder agrees, other than in accordance with the procedure set out in paragraph (h) below, not to enforce any guarantee and/or indemnity under Article 10 of this Indenture or the Notes granted, created or incurred by any German Guarantor (“German Guaranty”), if and to the extent the German Guaranty is for the obligations or liabilities of:

(i)an Affiliate of that German Guarantor that is not a direct or indirect Subsidiary of that German Guarantor; or

(ii)a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of that German Guarantor,

(an “Up-Stream or Cross-Stream Guaranty”),

if and to the extent such enforcement would cause the relevant German Guarantor’s Net Assets or, in the case of a German GmbH & Co. KG Guarantor,

its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero.

(c)For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(i)the amount of any increase of the stated share capital (Stammkapital) of the relevant German Guarantor or, in case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), after the date of this Indenture that has been effected without the prior written consent of the Holders shall be deducted from the relevant stated share capital;

(ii)in case the stated share capital (Stammkapital) of that German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(iii)indebtedness which is subordinated pursuant to section 39 subsection 1 no.  5 or subsection 2 of the German Insolvency Code (Insolvenzordnung) to any financial indebtedness outstanding under this Indenture or the Notes shall be disregarded; and

(iv)loans or other liabilities incurred in violation of the provisions of this Indenture or the Notes shall be disregarded.

(d)The relevant German Guarantor shall deliver to the Holders, within ten (10) Business Days after receipt from the Holders of a written notice demanding payment under the German Guaranty (an “Enforcement Notice”):

(i)a confirmation to what extent the guaranty and/or indemnity is an Up-Stream or Cross-Stream Guaranty; and

(ii)an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, together with a detailed calculation of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross-Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Management Determination”). The relevant German Guarantor shall fulfill its obligations under the German Guaranty and the Holders shall be entitled to enforce the German Guaranty in an amount which would, in accordance with the Management Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(e)Following the Holders’ receipt of the Management Determination, upon request by any Holder of Notes, the relevant German Guarantor shall deliver to the Holders within thirty (30) Business Days of request an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, drawn-up by an auditor appointed by the relevant German Guarantor, together with a detailed calculation of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross-Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared as of the date of the enforcement of the German Guaranty. The German Guarantor shall fulfill its obligations under the German Guaranty and the Holders of Notes shall be entitled to enforce the German Guaranty in an amount which would, in accordance with the Auditor’s Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(f)If the amount being enforceable under the German Guaranty pursuant to the Auditor’s Determination is lower than the amount being enforceable under the German Guaranty pursuant to the Management Determination and if, and to the extent that, the German Guaranty has been enforced up to the amount set out in the Management Determination, the Holders shall upon written demand by the German Guarantor to the Holders repay any enforcement proceeds (if and to the extent already received by the relevant Holders) to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Holder within thirty (30) Business Days (Ausschlussfrist) of the delivery of the Auditor’s Determination. The Auditor’s Determination shall be binding for all the parties to this Indenture or the Notes.

(g)Where a German Guarantor claims in accordance with the provisions of paragraphs (d) to (f) above that the German Guaranty can only be enforced in a limited amount, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within two (2) months after a written request of the Holders realize, to the extent legally permitted and commercially justifiable with respect to the cost and effort involved, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets. The book value shall be deemed to be significantly lower than the market value if the market value exceeds the book value by at least 20 percent. After the expiry of such two-month period, the relevant German Guarantor shall, within three (3) Business Days, notify the Holders of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Issuer’s request, be confirmed by the auditor within a period of thirty (30) Business Days following the request.

(h)The limitations set out in this Section 3 (Guarantee limitations for German Guarantors) shall not apply:

(i)to any amounts due and payable under the German Guaranty, which relate:

(A)to funds (including, but not limited to, the Notes) which have been on-lent or otherwise made available to the relevant German Guarantor or to a Subsidiary of such German Guarantor and which are still outstanding or any other own liabilities of the relevant German Guarantor under this Indenture or the Notes; or

(B)to letters of credit or similar instruments to the extent issued for the benefit of the relevant German Guarantor or any of its Subsidiaries and which are still outstanding; or

(ii)for so long as the relevant German Guarantor has not complied with its obligations pursuant to paragraph (d) through (g) of this Section 3 (Guarantee limitations for German Guarantors); or

(iii)if the German Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) with its shareholder on the date of the enforcement of the German Guaranty unless the German Guarantor has proven by way of a final (rechtskräftig) court judgement that the existence of a domination and/or profit and loss pooling agreement is not sufficient to exclude application of section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other provision of statutory law of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG), the German Stock Corporation Act (Aktiengesetz), the German Criminal Code (Strafgesetzbuch) or mandatory provisions of the German Civil Code (Bürgerliches Gesetzbuch) (together, the “Relevant Provisions”), in each case the breach of which would result in personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner, which has its basis (Ursprung) in the granting of an Up-Stream or Cross-Stream Guaranty. Each Holder agrees that if court proceedings to obtain a final judgment in that respect has been initiated (anhängig) by the German Guarantor no later than twenty (20) Business Days after the Enforcement Notice (and such German Guarantor does not terminate such proceedings itself), it will only enforce the German Guaranty subject to the limitations set out in paragraphs (a) through (g) above (the “Limitations on Enforcement”) until such proceedings have been settled by a final court judgment on the merits (Begründetheit), provided that if a judgement is rendered which is not based on the merits the Limitations on Enforcement shall only continue to be applicable if the German Guarantor initiates new court proceedings within twenty (20) Business Days of such judgment. Irrespective of the preceding sentences, a decision of the German Federal Supreme Court (Bundesgerichtshof) ruling on whether the existence of a domination and/or profit and loss pooling agreement is sufficient to exclude application of section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other Relevant Provisions to avoid any personal or criminal liability of the managing directors of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner in respect of the granting of a guarantee or surety or security interests for debt of such guarantor’s parent entity, the surety company or the security provider, respectively, or its direct or indirect subsidiaries, if these subsidiaries are not subsidiaries of the guarantor, surety company or security provider, respectively, shall be deemed as sufficient evidence as between the parties to this Indenture or the Notes in respect of that question. In any case, however, the German Guarantor may only rely on this paragraph (h)(iii) if and to the extent the German Guarantor confirms in the Management Determination (and the auditors confirm in the Auditor’s Determination) that the German Guarantor’s claims for the reimbursement of losses (and indemnity claims which would arise following payment under the German Guaranty) against its direct or indirect shareholders would not be of substance (nicht werthaltig); or

(iv)if and to the extent the German Guarantor holds on the date of enforcement of the German Guaranty a valuable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its direct or indirect shareholder; or

(v)if and to the extent payment under the German Guaranty would not result in a violation of the capital maintenance requirements set out in section 30 subsection 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and would not otherwise result in personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner as a result of a breach of statutory obligations under any of the Relevant Provisions, which has its basis (Ursprung) in the granting of Up-Stream or Cross-Stream Guaranties.

(i)No reduction of the amount enforceable under any German Guaranty in accordance with the above limitations will prejudice the rights of the Holders to continue enforcing such German Guaranty (subject always to the restrictions set out in this Section 3 (Guarantee limitations for German Guarantors) at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(j)Notwithstanding anything to the contrary in this Indenture, this Section 3 (Guarantee limitations for German Guarantors) and any rights and/or obligations arising out of it shall be governed by, and shall be construed and enforced in accordance with, German law.

ARTICLE 11

COLLATERAL

Section 11.01.Security Documents and Pari Passu Intercreditor Agreement.

(a)To secure the full and punctual payment when due, and the full and punctual performance of the Obligations of the parties hereto, the Issuer, the Guarantors and the Notes Collateral Agent shall, on the Issue Date (except as provided in Section 11.07), enter into certain Security Documents and may enter into additional Security Documents and take or cause to be taken all such actions as may be required to create, perfect and maintain, as security for the Obligations of the Issuer and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Guarantees and the Security Documents, a valid and enforceable perfected first-priority Lien and security interest in all of the Collateral (subject to the terms of the Pari Passu Intercreditor Agreement and subject to any Permitted Liens) in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents and the Pari Passu Intercreditor Agreement (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Pari Passu Intercreditor Agreement.

(b)On the Issue Date, the Notes Collateral Agent and the collateral agents under the Credit Facilities will enter into a new debt intercreditor joinder agreement to accede to the Pari Passu Intercreditor Agreement with respect to the Collateral.

Section 11.02.[Reserved].

Section 11.03.Release of Collateral.

(a)Subject to Section 11.03(b), the Liens on the Collateral securing the Notes may be released at any time or from time to time in accordance with the provisions of the Security Documents, the Pari Passu Intercreditor Agreement and this Indenture, and, notwithstanding anything to the contrary in any Notes Documents, the Liens on the Collateral securing the Notes will be automatically released (and the Trustee shall execute documents evidencing such release, or instruct the Notes Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense):

(i)in whole, upon a legal defeasance or a covenant defeasance of the Notes pursuant to Section 8;

(ii)in whole, upon satisfaction and discharge of this Indenture as set forth under Section 11 or through the redemption or repurchase of all Notes;

(iii)in whole, upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture;

(iv)in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions under Section 9.02; and

(v)in part, as to any asset constituting Collateral:

(A)that is sold or otherwise disposed of by the Issuer or any of the Guarantors to any Person that is not an Issuer or a Guarantor organized in the same jurisdiction in a transaction permitted by Section 4.12 and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Security Documents;

(B)that is held by a Guarantor that ceases to be a Guarantor;

(C)that becomes an Excluded Asset; or

(D)that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Pari Passu Intercreditor Agreement and the Security Documents.

(b)In connection with a release of Liens on the Collateral, the Notes Collateral Agent shall receive an Officer’s Certificate and Opinion of Counsel pursuant to Section 13.03, stating that such release complies with this Indenture, the Pari Passu Intercreditor Agreement and the Security Documents and all conditions precedent to such release have been satisfied.

Section 11.04.[Reserved].

Section 11.05.After Acquired Collateral.

From and after the Issue Date and subject to the terms of the Security Documents and the Pari Passu Intercreditor Agreement, if the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it will execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to the extent required by this Indenture or any Security Documents (in each case, in accordance with the Pari Passu Intercreditor Agreement) to vest in the Notes Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect. Subject to the applicable limitations set forth in the Security Documents and herein, if the Issuer has granted a security interest in any property or rights which are of a type constituting Collateral to the Senior Credit Facilities Collateral Agent to secure the Credit Facilities, the Issuer will cause such property or rights to be subjected to a Lien securing the Obligations hereunder and will execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to the extent required by this Indenture or any Security Documents (in each case, in accordance with the Pari Passu Intercreditor Agreement) to vest in the Notes Collateral Agent a perfected first priority security interest (subject to the terms of the Pari Passu Intercreditor Agreement and subject to any Permitted Liens) in such property or rights.

Section 11.06.Impairment of Collateral; Impairment of Security Interests.

(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to grant any Person, or permit any Person to retain (other than the Notes Collateral Agent or any other applicable Agent), any Liens on the Collateral, other than Permitted Liens.

(b)The Issuer and each Guarantor shall, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Section 11.07.Spanish and German Security Documents; North Carolina Real Estate Mortgages and Filings.

No later than (i) January 31, 2025 the Issuer and the applicable Guarantors shall enter into the Security Documents governed by Spanish and German law; and (ii) 90 days following the Issue Date or the date of acquisition, as applicable (or, in each case, such later date as any collateral agent under the First Lien Credit Facilities may have agreed to under the First Lien Credit Facilities), with respect to any fee interest in any real property owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date, in each case, that secures the obligations under the First Lien Credit Facilities:

(a)the Issuer or such Guarantor shall deliver to the Notes Collateral Agent fully executed counterparts of mortgages, deeds of trust, security deeds or deeds to secure debt (each, a “Mortgage”), duly executed and acknowledged by the Issuer or such Guarantor for the benefit of the Notes Collateral Agent together with any related fixture filings (if any) provided pursuant to the First Lien Credit Facilities, in form and substance substantially similar to the comparable mortgages delivered under the First Lien Credit Facilities, which Mortgages shall cover each Mortgaged Property (as defined in the First Lien Credit Facilities), together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(b)the Notes Collateral Agent shall have received (i) a copy of the title insurance policies relating to each Mortgage referred to above, issued by a title insurer for the benefit of the Senior Credit Facilities Collateral Agent as required under the First Lien Credit Facilities (the “Mortgage Policy”) and (ii) an opinion of counsel in the state in which such Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state;

(c)to induce the title company to issue the endorsements with respect to the Mortgage Policies referred to in Section 11.07(b) for the benefit of the Senior Credit Facilities Collateral Agent, such affidavits, certificates, information and instruments of indemnification as shall be reasonably required by the respective title company, together with payment by the Issuer of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(d)the Notes Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 11.07(b);

(e)if requested by any collateral agent under the First Lien Credit Facilities, the Notes Collateral Agent shall have received an American Land Title Association/American Congress on Surveying and Mapping form surveys or affidavits of “no change” with respect to each Mortgaged Property (and all improvements thereon), such surveys or affidavits to be sufficient to issue Mortgage Policies providing all reasonably required survey coverage and survey endorsements;

(f)the Notes Collateral Agent shall have received with respect to each improved Mortgaged Property, (i) a “life-of-loan” Federal Emergency Management Agency Standard Flood Hazard Determination and (ii) if the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance in form and substance required under the First Lien Credit Facilities.

Section 11.08.Further Assurances.

(a)Subject to the Pari Passu Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law in order to effectuate the transactions contemplated by this Indenture and to grant, preserve, protect and perfect the validity and first priority (subject to the terms of the Pari Passu Intercreditor Agreement) of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. Such security interests and Liens shall be created under the Security Documents and, to the extent necessary, other security agreements and other instruments and documents in form substantially similar to the Security Documents entered into on the Issue Date.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01.Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)either:

(i)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)all Notes that have not been delivered to the Trustee for cancellation (A) have become due and payable by reason of the delivery of a notice of redemption or otherwise, (B) will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of Notes, cash in Euros, non-callable Government Securities, or (C) a combination of cash in Euros and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption;

(b)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c)the Issuer or any Guarantor has paid or caused to be paid all other sums payable by the Issuer under this Indenture with respect to the Notes; and

(d)the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money and/or non-callable Government Securities toward the payment of the Notes at maturity or the redemption date, as the case may be.

The Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02.Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

Section 12.03.Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

ARTICLE 13

MISCELLANEOUS

Section 13.01.Notices.

Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), email or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Issuer:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona Spain
Attention: Rahul Srinivasan
Email: rahul.srinivasan@grifols.com

With a copy to:

Proskauer Rose LLP
11 Times Square
New York, New York
Attention: Antonio Piccirillo / Saulo de Padua
Email: Apiccirillo@proskauer.com / spadua@proskauer.com

If to the Trustee:

BNY Mellon Corporate Trustee Services Limited
160 Queen Victoria Street
London EC4V 4AL
Attention: Trustee Administration Manager
Email: corpsov4@bnymellon.com

If to the Notes Collateral Agent:

The Bank of New York Mellon, London Branch

160 Queen Victoria Street
London EC4V 4AL
Attention: Corporate Trust Administration

Email: corpsov4@bnymellon.com

The Issuer or the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses, including if it is a different entity notices for each Agent, for subsequent notices or communications.

All notices and communications (other than those sent to Holders, the Trustee or the Notes Collateral Agent) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telescoped; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or the Notes Collateral Agent shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding anything to the contrary in this Section 13.01, any notice to a Holder of a Book-Entry Interest shall be made in accordance with applicable procedures of the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders or delivers a notice or communication to Holders of Book-Entry Interests, it shall mail a copy to the Trustee and, if it is a different Person, to each Agent at the same time.

In addition to the foregoing, each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means (as hereinafter defined); provided, however, that the Issuer shall provide to the Trustee or the Notes Collateral Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee or the Notes Collateral Agent Instructions using Electronic Means and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such Instructions, the Trustee’s or the Notes Collateral Agent’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee or the Notes Collateral Agent cannot determine the identity of the actual sender of such Instructions and that the Trustee or the Notes Collateral Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee or the Notes Collateral Agent have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee or the Notes Collateral Agent and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee or the Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee or to the Notes Collateral Agent, including without limitation the risk of the Trustee or the Notes Collateral

Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee or the Notes Collateral Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee or the Notes Collateral Agent, as applicable, immediately upon learning of any compromise or unauthorized use of the security procedures. For purposes of the foregoing, “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Paying Agent, or another method or system specified by the Paying Agent as available for use in connection with its services hereunder.

Section 13.02.[Reserved].

Section 13.03.Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or the Notes Collateral Agent to take any action under any provision of this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement, the Issuer shall furnish to the Trustee or the Notes Collateral Agent, as applicable:

(a)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement relating to the proposed action have been complied with; and

(b)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.04.Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.05.Rules by Trustee and Agents and No Personal Liability of Directors, Officers, Employees and Stockholders.

(a)Rules by Trustee. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

(b)No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, partner, manager, agent, member, incorporator (or Person forming any limited liability company) or stockholder of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note and Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and Guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06.Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.07.No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08.Successors.

All covenants and agreements of the Issuer and the Restricted Subsidiaries in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 13.09.Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.10.Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.11.Table of Contents, Headings, etc.

The table of contents, Section 1.02 and headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.12.Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.13.Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes, the Guarantees and any supplemental indenture or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors has appointed Grifols Shared Services North America, Inc., with the address 2410 Lillyvale Ave., Los Angeles, CA 90032-3514 as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 13.14.Judgment Currency.

Euro is the sole currency of account and payment for all sums payable by the Issuer or any Guarantor under the Notes, any Guarantee thereof and this Indenture. Any payment on account of an amount that is payable in Euro, in respect of the Notes, which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under this Indenture and the Notes or Guarantee and/or any supplemental indenture, as the case may be, only to the extent of the amount of Euro which could be purchased in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of Euro that could be so purchased is less than the amount of Euro originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. The indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 13.15.Acknowledgement and Consent to Bail-in of EEA Financial Institutions.

Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the BRRD Party and the Issuer, the Issuer acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the BRRD Party to the Issuer under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Issuer of such shares, securities or obligations;

(iii)the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due including by suspending payment for a temporary period; or

(iv)the cancellation of the BRRD Liability;

(b)the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

Section 13.16.Office of Foreign Assets Control.

(a)The Issuer represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b)The Issuer covenants that neither it nor any of its affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this Indenture (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

(c)Sub-clauses (a) and (b) will not apply if and to the extent that they are or would be unenforceable by reason of breach of (i) any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implanting such Regulation in any member state of the EU) or (ii) any similar blocking or anti-boycott law in the United Kingdom (the “Regulations”). However, if the aforementioned Regulations purport to make compliance with any portion of this Clause unenforceable by the Issuer, the Issuer will refrain from taking any measures which violate Sanctions applicable thereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date and year first above written.

ISSUER

GRIFOLS, S.A.

By:
Name:
Title:

TRUSTEE

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, AS TRUSTEE

By:
Name:
Title:

NOTES COLLATERAL AGENT

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS NOTES COLLATERAL AGENT

By:
Name:
Title:

REGISTRAR

THE BANK OF NEW YORK MELLON SA/NV, DUBLIN BRANCH

By:
Name:
Title:

Signature Page to Indenture

GUARANTORS

GRIFOLS WORLDWIDE OPERATIONS LIMITED

By:
Name:
Title:

INSTITUTO GRIFOLS, S.A.

By:
Name:
Title:

GRIFOLS BIOLOGICALS LLC

By:
Name:
Title:

GRIFOLS USA, LLC

By:
Name:
Title:

GRIFOLS THERAPEUTICS LLC

By:
Name:
Title:

Signature Page to Indenture

GRIFOLS WORLDWIDE OPERATIONS USA, INC.

By:
Name:
Title:

GRIFOLS SHARED SERVICES NORTH AMERICA, INC.

By:
Name:
Title:

GRIFOLS INTERNATIONAL, S.A.

By:
Name:
Title:

GRIFOLS BIOTEST HOLDINGS GMBH

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Indenture

EXHIBIT A

(face of Note)

[REGULATION S/PRIVATE PLACEMENT] [GLOBAL] NOTE

7.125% Senior Secured Notes due 2030

ISIN [ ]
Common Code [ ]

No.[   ]€[     ]

Grifols, S.A.

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns, the principal amount of €[ ] on May 1, 2030.

Interest Payment Dates: May 1 and November 1, commencing [•]. Record Dates: April 15 and October 15.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Global Notes referred to in the within-mentioned Indenture:

BNY Mellon Corporate Trustee Services Limited,
 as Trustee

By:
Authorized Signatory
Dated

(Back of Note)

7.125% Senior Secured Notes due 2030

[Insert the following Global Note Legend, if applicable pursuant to the terms of the Indenture]

[THIS GLOBAL NOTE IS HELD BY THE NOMINEE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.]

[Insert the following Private Placement Legend, if applicable pursuant to the terms of the Indenture]

[THIS SECURITY HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, WHICH IS [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF THE REGULATION S)] / [IN THE CASE OF PRIVATE PLACEMENT NOTES: ONE YEAR AFTER THE LATEST OF THE ORIGINAL ISSUE DATE HEREOF, AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY), ONLY (A) TO THE ISSUER OR THE GUARANTORS], (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED

INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE HOLDERS’ REPRESENTATIVE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OTHER INFORMATION SATISFACTORY TO EACH OF THEM.]

[THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS SECURITY MAY BE OBTAINED BY CONTACTING THE ISSUER.]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.Interest. The Issuer promises to pay interest on the principal amount of this Note at 7.125% per annum until maturity. The Issuer shall pay interest semi-annually on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “interest payment date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such next succeeding interest payment date; provided, further, that the first interest payment date shall be May 1, 2025. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are Holders at the close of business on the April 15 or October 15 next preceding the interest payment date, even if such Notes are cancelled after such record date and on or before such interest payment date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, if any, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts.

3.Paying Agent and Registrar. Initially, The Bank of New York Mellon, SA/NV, Dublin Branch will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of Subsidiary may act in any such capacity.

4.Indenture. The Issuer issued this Note under an Indenture dated as of December 19, 2024 (“Indenture”) among the Issuer, the Guarantors party thereto, the Trustee, the Notes Collateral Agent and the Registrar. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5.Security. From the Issue Date, the Notes and the Guarantees will be secured by the Collateral, pursuant to the Security Documents. Reference is made to the Indenture and the Security Documents for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Security Documents is subject to the Pari Passu Intercreditor Agreement. The Issuer shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

6.Optional Redemption.

(a)Except as otherwise set forth in clauses (b) and (c) of this paragraph 6, the Notes will not be redeemable at the option of the Issuer prior to May 1, 2026. On or after May 1, 2026, the Issuer may redeem all or a part of the Notes upon no less than 15 nor more than 60 days’ prior notice. The Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Fiscal Year	Percentage
2026	104.000%
2027	102.000%
2028 and thereafter	100.000%

(b)If a Special Redemption Trigger Event occurs on or prior to June 19, 2025 and is continuing, the Issuer may redeem all (but not a part of) the Notes upon not less than 15 nor more than 60 days prior notice under this Indenture at a redemption price equal to 104.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(c)On or prior to May 1, 2026, the Issuer may redeem all or a part of the Notes upon not less than 15 nor more than 60 days prior notice under the Indenture at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d)Any prepayment pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture. Unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

In connection with any redemption under Section 3.07 of the Indenture, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such redemption is permitted by and complies with Section 3.07 of the Indenture.

7.Redemption for Taxation Reasons. The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than 15 days’ nor more than 60 days’ notice to Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1)any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction affecting taxation; or

(2)any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after the date on which such jurisdiction becomes a Taxing Jurisdiction, and the Issuer or any Guarantor, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the Issuer or any Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt, changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for the purposes of Section 3.10 of the Indenture; provided, further, that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer or any Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the transmission of any notice of redemption of the Notes pursuant to the foregoing, the Issuer shall deliver to the Trustee:

(3)an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or Guarantor, as the case may be, taking reasonable measures available to it; and

(4)an Opinion of Counsel of recognized international standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

Any Notes that are redeemed will be cancelled.

8.Mandatory Redemption.

(a)The Issuer shall not be required to make sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to repurchase the Notes pursuant to Sections 3.09, 4.12 and 4.18 of the Indenture.

(b)In addition, the Issuer and its Subsidiaries may acquire Notes by means other than a redemption or required repurchase whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

9.Repurchase at the Option of Holder.

(a)Upon the occurrence of a Change of Control, the Issuer shall make an offer to purchase (a “Change of Control Offer”) and each Holder shall have the right to require the Issuer to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000) of such Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to the price determined in accordance with Section 3.07 as if such Notes were the subject to a redemption by the Issuer on such Purchase Date). The Issuer shall purchase all Notes validly tendered pursuant to the Change of Control Offer and not withdrawn.

(b)If the Issuer or one of the Restricted Subsidiaries consummates any Asset Sale, when the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an Asset Sale Offer pursuant to Section 4.12 of the Indenture. The offer price in any Asset Sale Offer will be calculated in accordance with Section 3.07 as if such Notes were the subject to a redemption by the Issuer on such Purchase Date, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness validly and properly tendered and not withdrawn into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or applicable depository) will select the Notes and the Issuer or the trustee, agent or other similar party with respect to such other pari passu Indebtedness will select such Indebtedness to be purchased as described in Article 3 in the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

10.Notice of Redemption. The Issuer shall send or cause to be sent a notice of redemption at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

11.Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding interest payment date.

12.Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

13.Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

14.Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.

15.Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 of the Indenture.

16.No Recourse Against Others. No past, present or future director, officer, employee, partner, manager, agent, member, incorporator (or Person forming any limited liability company) or stockholder of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note and the guarantee waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws.

17.Authentication. This Note shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee or an authenticating agent.

18.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.ISIN and Common Code Numbers. The Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among the Issuer and the other parties thereto, relating to rights given by the Issuer to the purchasers of any Additional Notes.

21.Governing Law. The internal law of the State of New York shall govern and be used to construe the Indenture, this Note and the Guarantees without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona Spain
Attention: Rahul Srinivasan

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature
Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased in its entirety by the Issuer pursuant to Section 4.12 or 4.18 of the Indenture, check the applicable box:

Section 4.12 ☐

Section 4.18 ☐

If you want to elect to have only a part of the principal amount of this Note purchased by the Issuer pursuant to Section 4.12 or 4.18 of the Indenture, state the portion of such amount: €

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona
Spain

Attention: Rahul Srinivasan

BNY Mellon Corporate Trustee Services Limited, as Trustee
160 Queen Victoria Street

London EC4V 4AL

Email: corpsov4@bnymellon.com

Attention: Trustee Administration Manager

Re:7.125% Senior Secured Notes due 2030

Reference is hereby made to the Indenture, dated as of December 19, 2024 (the “Indenture”), by and among, inter alia, Grifols, S.A., as issuer (the “Issuer”), the Guarantors party thereto, BNY Mellon Corporate Trustee Services Limited, as Trustee, The Bank of New York Mellon, London Branch, as Notes Collateral Agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[       ] (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €[ ] in such Note[s] or interests (the “Transfer”), to [         ] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.☐ Check if Transferee will take delivery of a Book-Entry Interest in the Private Placement Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Private Placement Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in the Restricted Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in the Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check):

☐ such Transfer is being effected to the Issuer or a subsidiary thereof.

4.☐ Check if Transferee will take delivery of a Book-Entry Interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(a)☐ Check if Transfer is Pursuant to Other Exemption. (i)  The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

(a)☐ a Book-Entry Interest in the:

(i) ☐ Private Placement Global Note (Common Code                 ), or

(ii)☐ Regulation S Global Note (Common Code                 ), or

(b)☐ a Restricted Definitive Note.

2.After the Transfer the Transferee will hold:

[CHECK ONE]

(a)☐ a Book-Entry Interest in the:

(i)☐ Private Placement Global Note (Common Code                 ), or

(ii)☐ Regulation S Global Note (Common Code                 ), or

(iii)☐ Unrestricted Global Note (Common Code                 ); or

(b)☐ a Restricted Definitive Note; or

(c)☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès
08174 Barcelona
Spain
Attention: Rahul Srinivasan

BNY Mellon Corporate Trustee Services Limited, as Trustee
160 Queen Victoria Street

London EC4V 4AL

Email: corpsov4@bnymellon.com

Attention: Trustee Administration Manager

Re:7.125% Senior Secured Notes due 2030

(Common Code                  )

Reference is hereby made to the Indenture, dated as of December 19, 2024 (the “Indenture”), by and among, inter alia, Grifols, S.A., as issuer (the “Issuer”), the Guarantors party thereto, BNY Mellon Corporate Trustee Services Limited, as Trustee, The Bank of New York Mellon, London Branch, as Notes Collateral Agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[        ] (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €[          ] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.Exchange of Restricted Definitive Notes or Book-Entry Interests in a Restricted Global Note for Unrestricted Definitive Notes or Book-Entry Interests in an Unrestricted Global Note

(a)☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for a Book-Entry Interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (i) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iii) the Book-Entry Interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) Check if Exchange is from Book-Entry Interest in a Restricted Global Note to an Unrestricted Definitive Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)☐ Check if Exchange is from Restricted Definitive Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Owners Exchange of a Restricted Definitive Note for a Book-Entry Interest in an Unrestricted Global Note, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owners own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) ☐the Book-Entry Interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owners Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owners own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.Exchange of Restricted Definitive Notes or Book-Entry Interests in Restricted Global Notes for Restricted Definitive Notes or Book-Entry Interests in Restricted Global Notes

(a)☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owners Book-Entry Interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owners own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)☐ Check if Exchange is from Restricted Definitive Note to Book- Entry Interest in a Restricted Global Note. In connection with the Exchange of the Owners Restricted Definitive Note for a Book-Entry Interest in the [CHECK ONE] ☐ Private Placement Global Note, ☐ Regulation S Global Note with an equal principal amount, the owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owners own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (“this Supplemental Indenture”) dated as of [ ], among [GUARANTOR] (“the Guaranteeing Party”), Grifols, S.A. (the “Issuer”), BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”), The Bank of New York Mellon, London Branch, as Notes Collateral Agent (the “Notes Collateral Agent”), and The Bank of New York Mellon SA/NV, Dublin Branch, as Registrar (the “Registrar”) under the indenture below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed an indenture, dated December 19, 2024 (the “Initial Indenture”), providing for the initial issuance of €1,300,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2030 (the “Notes”) on the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Party shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Party shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(g) of the Initial Indenture, the Issuer, Guaranteeing Party and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. The Guaranteeing Party hereby agrees as follows:

(a)The Guaranteeing Party hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guaranteeing Party agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)The Guaranteeing Party agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes.  the Trustee and the Notes Collateral Agent the Obligations pursuant to Article 10 of the Indenture on a senior basis.

(3)Execution and Delivery. The Guaranteeing Party agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the part[y][ies] hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the part[y][ies] hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Party.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY], as Guarantor

By:
Name:
Title:

BNY Mellon Corporate Trustee Services Limited, as Trustee

By:
Name:
Title:

Acknowledged by:

Grifols, S.A., as Issuer

By:
Name:
Title: